As filed with the Securities and Exchange Commission on August 6, 2015

Registration No. 333-205905

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cardiome Pharma Corp.

(Exact name of Registrant as specified in its charter)

Canada	2834	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1441 Creekside Drive, 6th Floor,

Vancouver, British Columbia

Canada V6J 4S7

(604) 677-6905

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service in the United States)

Copies to:

Riccardo A. Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Joseph A. Garcia Blake, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300	Christopher J. Cummings, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario, Canada M5K 1J3 (416) 504-0522	Martin Langlois Stikeman Elliot LLP 5300 Commerce Court West, 199 Bay Street Toronto, Ontario, Canada M5L 1B9 (416) 869-5672

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☐	At some future date (check the appropriate box below):
	1. ☐	pursuant to Rule 467(b) on ( ) at ( ).
	2. ☐	pursuant to Rule 467(b) on ( ) at ( ) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3. ☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Short Form Prospectus

New Issue	August 6, 2015

CARDIOME PHARMA CORP.

US$8.00 Per Offered Share

2,500,000 Common Shares

This short form prospectus qualifies the distribution (the “Offering”) of 2,500,000 common shares (the “Offered Shares”) of Cardiome Pharma Corp. (the “Company” or “Cardiome”) at a price of US$8.00 per Offered Share (the “Offering Price”). The Offered Shares will be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated July 29, 2015 between the Company and Cormark Securities Inc. as sole book-runner and co-lead underwriter and Canaccord Genuity Corp., as co-lead underwriter, (together, the “Lead Underwriters”) on their own behalf, and on behalf of Brean Capital, LLC and Laurentian Bank Securities Inc. (collectively, and together with the Lead Underwriters, the “Underwriters”). The Offering Price has been determined by negotiation between the Company and the Underwriters. See “Plan of Distribution”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON SHARES NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

This offering is made by a foreign private issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this short form prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States.

The enforcement by investors of civil liabilities under the federal securities laws of the United States may be affected adversely by the fact that the Company is incorporated under the federal laws of Canada, that some or all of its officers and directors are Canadian residents, that some or all of the experts named in the registration statement are Canadian residents, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

Prospective investors should be aware that the acquisition of the Offered Shares described herein may have tax consequences both in the United States and Canada, including the Canadian federal income tax consequences applicable to a foreign controlled Canadian corporation that acquires Offered Shares. This short form prospectus may not fully describe such consequences for investors who are resident in, or citizens of, the United States.

An investment in the Offered Shares involves a high degree of risk. It is important for a prospective purchaser to consider the risk factors described or referred to in this short form prospectus. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

Investors should rely only on the information contained or incorporated by reference in this short form prospectus. The Company and the Underwriters have not authorized anyone to provide investors with different information. The Underwriters are offering to sell, and seeking offers to buy, the Offered Shares only in jurisdictions where, and to persons to whom, offers and sales are lawfully permitted. Investors should not assume that the information contained in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus. The Company’s business, operating results, financial condition and prospects may have changed since that date.

The outstanding common shares of the Company (the “Common Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “COM” and on the NASDAQ Stock Market (the “NASDAQ”) under the symbol “CRME”. On August 5, 2015, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX and NASDAQ was C$12.06 and US$9.18, respectively. We have applied to list the securities distributed under this short form prospectus on the TSX and the NASDAQ. The TSX has conditionally approved the listing of the securities being distributed pursuant to this short form prospectus on the TSX. Listing will be subject to Cardiome fulfilling all the listing requirements of the TSX and the NASDAQ, respectively. The TSX listing requirements must be fulfilled on or before October 27, 2015.

Price: US$8.00 per Offered Share

	Price to the Public	Underwriters’ Fee(1)	Net Proceeds to the Company(2)(3)

Per Offered Share	US$8.00	US$0.40	US$7.60

Total(3)	US$20,000,000	US$1,000,000	US$19,000,000

Notes:

(1)

Pursuant to the terms and conditions of the Underwriting Agreement, the Company has agreed to pay to the Underwriters a fee equal to 5% of the gross proceeds of the Offering except in connection with sales to certain specified purchasers as agreed upon by the Company and the Lead Underwriters, in which case the fee in respect of such sales will be 3% of the gross proceeds of such sales (the “Underwriters’ Fee”). See “Plan of Distribution”. The values disclosed above assume the maximum Underwriters’ Fee, being 5%, for all sales.

(2)	After deducting the maximum Underwriters’ Fee, but before deducting expenses of the Offering, estimated to be US$480,000, which will be paid from the proceeds of the Offering.
(3)

The Company has granted to the Underwriters an option (the “Over-Allotment Option”), exercisable in whole or in part in the sole discretion of the Underwriters at any time until the date which is 30 days following the Closing Date, to purchase up to an additional 375,000 Common Shares of the Company at a price of US$8.00 per Common Share (the “Over-Allotment Shares”), to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to the public, maximum the Underwriters’ Fee and the net proceeds to the Company (before deducting expenses of the Offering), will be US$23,000,000, US$1,150,000 and US$21,850,000, respectively. This short form prospectus also qualifies the distribution of the Over-Allotment Shares to be issued or sold upon exercise of the Over-Allotment Option. A purchaser who acquires Over-Allotment Shares forming part of the Underwriters’ over-allocation position acquires those Over-Allotment Shares under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. Unless the context otherwise requires, the term “Offered Shares” includes any Over-Allotment Shares issued upon exercise of the Over-Allotment Option. See “Plan of Distribution”.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to approval of certain Canadian legal matters on behalf of the Company by Blake, Cassels & Graydon LLP, certain United States legal matters on behalf of the Company by Skadden, Arps, Slate, Meagher & Flom LLP, certain Canadian legal matters on behalf of the Underwriters by Stikeman Elliott LLP and certain United States legal matters on behalf of the Underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP. In connection with the Offering and subject to applicable laws, the Underwriters may over-allot or effect transactions that are intended to stabilize or maintain

- ii -

the market price of the Offered Shares at levels other than that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time and must be brought to an end after a limited period. See “Plan of Distribution”. Brean Capital, LLC is not registered as a dealer in any Canadian jurisdiction and, accordingly, will only sell Common Shares into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Common Shares in Canada. See “Plan of Distribution”. The Underwriters may offer the Offered Shares at prices lower than the Offering Price. Notwithstanding any reduction by the Underwriters of the Offering Price, the Company will still receive net proceeds of US$7.60 per Offered Share purchased by the Underwriters pursuant to this Offering after payment of the maximum Underwriters’ Fee. See “Plan of Distribution”.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Closing is expected to take place on or about August 13, 2015, or such other date as may be agreed between the Company and the Underwriters but in any event not later than 42 days following the date of a final receipt for the final prospectus (the “Closing Date”).

It is expected that the Company will arrange for an instant deposit of the Offered Shares to or for the account of the Underwriters with CDS Clearing and Depository Services Inc. (“CDS”) or its nominee on the Closing Date, against payment of the aggregate purchase price for the Offered Shares. A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer, which is a CDS participant, and from or through which Offered Shares are purchased. See “Plan of Distribution”.

The following table sets forth the number of Over-Allotment Shares issuable under the Over-Allotment Option:

Underwriters’ Position	Maximum Number of Over-Allotment Shares	Exercise Period	Exercise Price
Over-Allotment Option	375,000 Over-Allotment Shares	At any time up to 30 days from the Closing Date	US$8.00 per Over-Allotment Share

The head office of the Company is located at 1441 Creekside Drive, 6th Floor, Vancouver, British Columbia, Canada, V6J 4S7, and its registered office is located at 2600 – 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L3.

Harold Shlevin, W. James O’Shea and Mark Corrigan, directors of the Company, reside outside of Canada and have appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent

Harold Shlevin	Cardiome Pharma Corp. 1441 Creekside Drive, 6th Floor Vancouver, British Columbia V6J 4S7
W. James O’Shea	Cardiome Pharma Corp. 1441 Creekside Drive, 6th Floor Vancouver, British Columbia V6J 4S7
Mark Corrigan	Cardiome Pharma Corp. 1441 Creekside Drive, 6th Floor Vancouver, British Columbia V6J 4S7

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

- iii -

Unless otherwise indicated, all information in this short form prospectus assumes no exercise of the Over-Allotment Option.

In this short form prospectus and the documents incorporated by reference herein, unless the context otherwise requires, references to “we”,” us”, “our” or similar terms, as well as references to “Cardiome” or the “Company”, refer to Cardiome Pharma Corp., either alone or together with our subsidiaries.

CURRENCY AND EXCHANGE RATE INFORMATION

Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this short form prospectus are references to United States dollars. References to “US$” are to United States dollars and references to “C$” are to Canadian dollars.

The noon rate of exchange on August 5, 2015 as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was US$1.00 equals C$1.3183 (C$1.00 equals US$0.7586).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this short form prospectus and the documents incorporated by reference herein are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation (collectively, “forward-looking statements”), including, without limitation, statements containing the words “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions.

Forward-looking statements are necessarily based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate. Forward-looking statements in this short form prospectus and the documents incorporated by reference herein include but are not limited to statements relating to:

•	our intention to expand the indications for which we may market AGGRASTAT®;

•	our plans to develop and commercialize product candidates and the timing of these development programs;

•	whether we will receive, and the timing and costs of obtaining, regulatory approvals in the United States, Canada, Europe and other countries;

•	the cost of post-market regulation if we receive necessary regulatory approvals;

•	our ability to integrate Correvio LLC (“Correvio”) into our existing business and realize the anticipated benefits of the acquisition;

•	clinical development of our product candidates, including the results of current and future clinical trials;

•	our ability to enroll patients in our clinical trials;

•	the benefits and risks of our product candidates as compared to others;

•	our maintenance and establishment of intellectual property rights in our product candidates;

•	our need for additional financing and our estimates regarding our capital requirements and future revenues and profitability;

•	our estimates of the size of the potential markets for our product candidates;

•	our selection and licensing of product candidates;

•	our potential relationships with distributors and collaborators with acceptable development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts;

•	sources of revenues and anticipated revenues, including contributions from distributors and collaborators, product sales, license agreements and other collaborative efforts for the development and commercialization of product candidates;

•	our creation and maintenance of an effective direct sales and marketing infrastructure for approved products we elect to market and sell directly;

•	our creation and maintenance of an effective logistics infrastructure for supply and delivery of our approved products;

•	the rate and degree of market acceptance of our products;

•	the pricing of our products;

•	the timing and amount of reimbursement for our products;

•	the success and pricing of other competing therapies that may become available;

•	our retention and hiring of qualified employees in the future;

•	the manufacturing capacity of third-party manufacturers for our product candidates;

•	our ability to maintain or reduce third-party manufacturing costs;

•	the competition we face from other companies, research organizations, academic institutions and government agencies, and the risks such competition pose to our products;

•	the confidential information we possess about patients, customers and core business functions, and the information technologies we use to protect it;

•	our intention to continue directing a significant portion of our resources into international sales expansion;

•	our ability to get our products approved for use in hospitals; and

•	government legislation in all countries that we already, or hope to, sell our products in, and its effect on our ability to set prices, enforce patents and obtain product approvals or reimbursements.

Such forward-looking statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies, many of which, with respect to future events, are subject to change. The factors and assumptions used by us to develop such forward-looking statements include, but are not limited to, the assumption that we will be able to reach agreements with regulatory agencies on executable development programs, the assumption that recruitment to clinical trials will continue at rates similar to our completed trials, the assumption that the regulatory requirements, including patient exposure, for approval of marketing authorization applications/new drug approvals will be maintained, the assumption that genericisation of markets for AGGRASTAT® will proceed according to estimates, the assumption that the time required to analyze and report the results of our clinical studies will be consistent with past timing, the assumption that market data and reports reviewed by us are accurate, the assumption that our current good relationships with our suppliers and service providers will be maintained, the assumptions relating to the availability of capital on terms that are favourable to us and the assumptions relating to the feasibility of future clinical trials.

By their very nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed or implied by such forward-looking statements or information. In evaluating these forward-looking statements, prospective purchasers should specifically consider various factors, including the risks outlined under the heading “Risk Factors” and in the documents incorporated by reference herein. Specifically, certain risks and uncertainties that could cause such actual events or results expressed or implied by such forward looking statements and information to differ materially from any future events or results expressed or implied by such statements and information include, but are not limited to, the risks and uncertainties related to the fact that:

•	we will have significant additional future capital needs and there are uncertainties as to our ability to raise additional funding;

•	we have a history of significant losses and a significant accumulated deficit;

•	we have a history of negative operating cash flow and may continue to experience negative operating cash flow;

•	we may not realize the anticipated benefits of past or future acquisitions or product licenses and integration of these acquisitions and any products acquired or licensed may disrupt our business and management;

•	we have a senior secured term loan facility and if we are unable to make our regularly scheduled payments, we could have a covenant violation;

•	we are subject to certain restrictive covenants;

•	we are dependent on two products for substantially all of our current revenues;

•	we are exposed to generic product risk which may result in a decline in sales of AGGRASTAT®;

•	we have substantial competition in the life sciences industry and with respect to our products;

•	we are subject to the risks associated with product liability claims, insurance and recalls;

•	we rely on third parties for the supply and manufacture of our products, which can be unpredictable in terms of quality, cost and availability;

•

we rely on our supply chain and the supply chain of third parties to provide our products, and supply chains may fail due to inadequacies in their systems and processes, in execution and for unforeseen reasons;

•	we rely on third parties for the execution of a significant portion of our regulatory, pharmacovigilance, medical information and logistical responsibilities and such third parties may fail to meet their obligations as a result of inadequacies in their systems and processes or execution failure;

•	we rely on third party distributors in many markets to sell our products and such third parties may fail to meet their obligations;

•	government legislation could adversely impact our ability to obtain product reimbursement and economically price our products and may be difficult to interpret or comply with, resulting in additional costs to conduct our business in certain countries;

•	compulsory licensing and/or generic competition may affect our business in certain countries;

•	if we are not able to convince public payors and hospitals to include our products on their approved formulary lists, our revenues may not meet expectations and our business, results of operations and financial condition may be adversely affected;

•	our hospital customers may be late in their payments and in some cases may not pay monies owed;

•	our business may be materially adversely affected by new legislation, new regulatory requirements, and the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means;

•	we rely on proprietary technology, the protection of which can be unpredictable and costly;

•	there may be an unauthorized disclosure of a significant amount of confidential information under our control;

•	clinical trials for our product candidates are expensive and time-consuming, and their outcome is uncertain;

•	the results of pre-clinical studies and initial clinical trials are not necessarily predictive of future results, and our current product candidates may not have favourable results in later trials or in the commercial setting;

•	our industry is subject to health and safety risks;

•	our approved products may not achieve or maintain expected levels of market acceptance;

•	we are dependent upon our key personnel to achieve our business objectives;

•	we are exposed to concentration of credit risk relating to major distribution relationships and customers in certain geographic regions;

•	our policies and estimates regarding returns, allowances and chargebacks may reduce revenue in future periods;

•	our inventory has a limited shelf life and may require write-downs;

•	we are exposed to risks relating to the write-down of intangible assets, which comprises a significant portion of our total assets;

•	we may face exposure to adverse movements in foreign currency exchange rates;

•	if we were to lose our foreign private issuer status under United States federal securities laws, we would likely incur additional expenses associated with compliance with the United States securities laws applicable to United States domestic issuers;

•	we are subject to risks inherent in foreign operations;

•	failure to comply with the United States Foreign Corrupt Practices Act, as well as the anti-bribery laws of the nations in which we conduct business (such as the United Kingdom’s Bribery Act or the Corruption of Foreign Public Officials Act of Canada) could subject us to penalties and other adverse consequences;

•	legislative actions, potential new accounting pronouncements, and higher insurance costs are likely to impact our future financial position or results of operations;

•	we have identified a material weakness in our internal control over financial reporting which could, if not remedied, result in material misstatements in our financial statements;

•	our product candidates are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays, or prevent the receipt of the required approvals to commercialize products;

•	any of our product candidates that receive regulatory approval could be subject to extensive post-market obligations that can affect sales, marketing and profitability;

•	obtaining regulatory approval in the European Union does not ensure we will obtain regulatory approval in other countries; and

•	our business depends heavily on the use of information technologies.

Other factors are described in detail in this short form prospectus and our filings with the Securities and Exchange Commission (the “SEC”) (available through the SEC’s Electronic Document Gathering and Retrieval System (“EDGAR”) at http://www.sec.gov) and the Canadian securities regulatory authorities (available on the Canadian Securities Administrator’ System for Electronic Document Analysis and Retrieval (“SEDAR”) at http://www.sedar.com).

Should one or more of these risks or uncertainties or a risk that is not currently known to us materialize, or should assumptions underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this short form prospectus and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

ADDITIONAL INFORMATION

A registration statement on Form F-10 has been filed by the Company with the SEC in respect of the distribution of the Offered Shares. The registration statement, of which this short form prospectus constitutes a part, contains additional information not included in this short form prospectus, certain items of which are contained in the exhibits to such registration statement, pursuant to the rules and regulations of the SEC.

In addition to the Company’s continuous disclosure obligations under the securities laws of the provinces of Canada, the Company is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and in accordance therewith the Company files with or furnishes to the SEC reports and other information. The reports and other information that the Company files with or furnishes to the SEC are prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as U.S. companies. Copies of any documents that the Company has filed with the SEC may be read at the SEC’s public reference room at Room 1500, 100 F Street N.E., Washington, D.C., 20549. Copies of the same documents may also be obtained from the public reference room of the SEC by paying a fee. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room.

Additional information about the Company and its business activities is available under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this short form prospectus forms a part: (a) the documents referred to under the heading “Documents Incorporated by Reference”; (b) consents of each of the following: Blake, Cassels & Graydon LLP, Stikeman Elliott LLP, KPMG LLP; (c) the Underwriting Agreement; and (d) powers of attorney from certain of the Company’s directors and officers (included on the signature pages of the registration statement).

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at 1441 Creekside Drive, 6th Floor, Vancouver, British Columbia, Canada, V6J 4S7, telephone: (604) 677-6905 and are also available electronically under the Company’s profile on SEDAR at www.sedar.com and on the SEC’s EDGAR system at www.sec.gov.

The following documents filed by the Company with the various securities commissions or similar authorities in the Provinces of Canada, are specifically incorporated by reference and form an integral part of this short form prospectus:

(a)	annual information form of the Company dated March 27, 2015 for the year ended December 31, 2014 (the “Annual Information Form”);

(b)

audited consolidated financial statements of the Company as at and for the year ended December 31, 2014, together with the notes thereto and the report of the independent registered public accounting firm thereon and filed on SEDAR on July 27, 2015;

(c)	amended management’s discussion and analysis of the financial condition and results of operations of the Company for the year ended December 31, 2014 filed on SEDAR on July 27, 2015;

(d)	unaudited interim consolidated financial statements of the Company as at and for the three and six months ended June 30, 2015;

(e)	management’s discussion and analysis of the financial condition and results of operations of the Company for the three and six months ended June 30, 2015;

(f)	management information circular of the Company dated for reference May 12, 2015 prepared for the purposes of the annual meeting of the shareholders of the Company held on June 22, 2015;

(g)	the material change report of the Company dated March 12, 2015 with respect to the financial results for its fourth quarter and year ended December 31, 2014;

(h)	the material change report of the Company dated May 13, 2015 with respect to the financial results for its first quarter ended March 31, 2015;

(i)	the material change report of the Company dated June 29, 2015 with respect to a license agreement with SteadyMed Ltd. for the commercialization rights to TREVYENT® outside the United States;

(j)	the material change report of the Company dated August 4, 2015 with respect to the announcement of the Offering; and

(k)	the material change report of the Company dated August 5, 2015 with respect to the financial results for its second quarter ended June 30, 2015.

To the extent that any document or information incorporated by reference into this prospectus is included in a report filed or furnished on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement relating to the Common Shares of which this short form prospectus forms a part.

A reference herein to this short form prospectus also means any and all documents incorporated by reference in this short form prospectus. Any document of the type referred to above, including audited annual consolidated financial statements, unaudited interim consolidated financial statements and the related management’s discussion and analysis, material change reports (excluding confidential material change reports), any business acquisition reports, the content of any news release disclosing financial information for a period more recent than the period for which financial information is deemed incorporated by reference in this short form prospectus and certain other disclosure documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 of the Canadian Securities Administrators filed by the Company with the securities commissions or similar regulatory authorities in Canada after the date of this short form prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this short form prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein is not incorporated by reference to the extent that any such statement is modified or superseded by a statement herein or in any subsequently filed document that is also or is deemed to be incorporated by reference herein. Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute a part of this short form prospectus; rather only such statement as so modified or superseded shall be considered to constitute part of this short form prospectus.

References to our website in any documents that are incorporated by reference into this prospectus do not incorporate by reference the information on such website into this prospectus, and the Company disclaims any such incorporation by reference.

MARKETING MATERIALS

Any “template version” of any “marketing materials” (as such terms are defined under applicable Canadian securities laws) that is used by the Underwriters in connection with the Offering does not form a part of this prospectus to the extent that the contents of the template version of the marketing materials have been modified or superseded by a statement contained in the final short form prospectus. Any template version of any marketing materials that has been, or will be, filed under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov before the termination of the distribution under the Offering (including any amendments to, or an amended version of, any template version of any marketing materials) is deemed to be incorporated by reference into the final short form prospectus.

THE COMPANY

Name, Address and Incorporation

We were incorporated under the Company Act (British Columbia) on December 12, 1986 under the name Nortran Resources Ltd. In June 1992, we changed our name to Nortran Pharmaceuticals Inc. In June 2001, we changed our name to Cardiome Pharma Corp. On March 8, 2002, we continued under the Canada Business Corporations Act (“CBCA”) and effected a four-to-one share consolidation. On March 1, 2009, we amalgamated with Cardiome Research and Development (Barbados), Inc. (previously our wholly-owned subsidiary). On March 20, 2009, we registered under the Business Corporations Act (British Columbia) as an extra-provincial company. On April 9, 2013, we effected a five-to-one share consolidation of our Common Shares and began trading on a post-consolidation basis on April 12, 2013. Our Common Shares trade on the TSX under the symbol “COM” and on the NASDAQ under the symbol “CRME”.

The Company’s head office is located at 1441 Creekside Drive, 6th Floor, Vancouver, British Columbia, Canada, V6J 4S7. The Company’s registered office is located at 2600 – 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L3.

Intercorporate Relationships

The following table lists the principal subsidiaries of Cardiome and their jurisdictions of incorporation or organization. All such entities are 100% owned, directly or indirectly, by Cardiome:

Subsidiary Name	Jurisdiction of Incorporation or Organization

Cardiome International AG	Switzerland

Cardiome UK Limited	United Kingdom

Correvio LLC	Delaware, U.S.A.

Correvio International Sarl	Switzerland

Correvio (UK) Ltd.	United Kingdom

Summary Description of Business

Cardiome is a specialty pharmaceutical company dedicated to the development and commercialization of cardiovascular therapies that will improve the quality of life and health of patients suffering from heart disease. We strive to find innovative, differentiated medicines that provide therapeutic and economic value to patients, physicians and healthcare systems. We currently have two marketed, in-hospital cardiology products, BRINAVESSTM and AGGRASTAT®, which are commercially available in markets outside of the United States and commercialisation rights to two marketed cardiology products, ESMOCARD® and ESMOCARD LYO® (esmolol hydrochloride), in certain European countries. We have also licensed commercialization rights to a drug/device combination product, TREVYENT®, for the treatment of pulmonary arterial hypertension, or PAH, in certain regions outside the United States.

Description of Products

BRINAVESSTM (vernakalant (IV)) was approved in the European Union in September 2010 and is currently registered and approved in approximately 50 countries for the rapid conversion of recent onset atrial fibrillation to sinus rhythm in adults (for non-surgery patients with atrial fibrillation of seven days or less) and for use in post-cardiac surgery patients with atrial fibrillation of three days or less. BRINAVESSTM is mentioned as a first-line therapy in the European Society of Cardiology atrial fibrillation guidelines for the cardioversion of recent-onset atrial fibrillation in patients with no, or minimal/moderate, structural heart disease.

AGGRASTAT® (tirofiban hydrochloride) is a reversible GP IIb/IIIa inhibitor (an intravenous anti-platelet drug) for use in Acute Coronary Syndrome patients. AGGRASTAT® has been approved in numerous countries worldwide. We acquired the ex-U.S. marketing rights to AGGRASTAT® as part of the transaction in which we also acquired Correvio, a privately held pharmaceutical company headquartered in Geneva, Switzerland, in November 2013.

Both BRINAVESSTM and AGGRASTAT® are available commercially outside of the United States either directly through our own sales force in Europe or via our global distributor and partner network.

ESMOCARD® (esmolol hydrochloride) is indicated for the treatment of supraventricular tachycardia (except for pre-excitation syndromes) and for the rapid control of the ventricular rate in patients with atrial fibrillation or atrial flutter in perioperative, postoperative, or other circumstances where short-term control of the ventricular rate with a short-acting agent is desirable.

TREVYENT® is a development stage drug product that combines PatchPump, a drug delivery device, with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial typertension (“PAH”). PatchPump is a proprietary, disposable, parenteral drug administration platform that is prefilled and preprogrammed at the site of manufacture.

Recent Developments

Effectiveness of Internal Control over Financial Reporting as of December 31, 2014

We have identified a material weakness in our internal control over financial reporting. Specifically, we did not have controls designed at a sufficient level of precision to determine that generally accepted accounting principles for stock-based compensation were applied in accordance with our written policies for awards granted. Specifically, inputs to spreadsheets, formulas and the design of the spreadsheets were not reviewed in sufficient detail to catch errors which existed. Accordingly, there exists a reasonable possibility that a material misstatement in the stock-based compensation expense, accrued liabilities and additional paid-in capital would not be prevented or detected in a timely manner. Management has therefore filed an amended Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2014, which is included in an amended Annual Report on Form 40-F/A and has provided a revised conclusion that the Company’s internal control over financial reporting was not effective as of December 31, 2014. Our amended Annual Report on Form 40-F for the year ended December 31, 2014 reflects the change in management’s conclusion regarding the effectiveness of our internal control over financial reporting as of December 31, 2014. Management has determined that there were no material misstatements in our audited consolidated financial statements for the year ended December 31, 2014; accordingly, the identified material weakness did not result in any adjustments to the amounts reported in our audited financial statements. See “Risk Factors”.

Board and Management

On June 3, 2015, the Company announced that David Dean had been appointed as Vice President, Business Development and Investor Relations of the Company.

At the Company’s annual general meeting held on June 22, 2015, the shareholders of the Company elected two new directors to the board: Mark H. Corrigan and Arthur H. Willms. Mr. Corrigan and Mr. Willms were nominees of management, replacing Peter Roberts and Robert Rieder. In addition, the Company announced on June 24, 2015 that effective immediately, W. James O’Shea was the new Chairman of the board of directors of the Company.

Our Strategy

In addition to the core strategies discussed in our Annual Information Form, we also intend to:

•	Build Product Offering in Canada. We intend to continue to sell AGGRASTAT® in Canada and to extend the indication to better align AGGRASTAT’s Canadian label with its label in Europe, and to more accurately reflect the most recent evidence and actual clinical use, while making the drug more competitive. Further, we intend to build on our Canadian presence through advancing New Drug Submissions for BRINAVESSTM and TREVYENT® in Canada.

•	Launch ESMOCARD® in Italy, France, Spain and Belgium. We have licensed commercial rights for Italy, France, Spain and Belgium from AOP Orphan Pharma. ESMOCARD® is approved in these countries but is not listed on formularies. Our resources are currently focused on preparing ESMOCARD® for launch by seeking formulary coverage. Once reimbursed, we anticipate commercializing ESMOCARD® using our existing infrastructure.

•	Attain Approval to Commercialize TREVYENT® in Europe, Canada and the Middle East. We licensed TREVYENT® from SteadyMed Ltd and anticipate pursing the regulatory approvals required to launch the product in Europe, Canada and the Middle East in the coming months. We anticipate that TREVYENT® will qualify for abbreviated regulatory pathways, which could allow Cardiome to attain approval to commercialize the product without any additional clinical trials. Cardiome anticipates filing a marketing authorization application to the European Medicines Agency requesting regulatory approval in 2016.

Our Products and Product Candidates

AGGRASTAT®

Applications for the extension of the indication statement for AGGRASTAT® are continuing worldwide, most recently with the submission of a supplemental New Drug Submission in Canada in July 2015.

New Products

ESMOCARD® and ESMOCARD LYO®

During 2015, we continued to evaluate in-licensing and acquisition opportunities that complemented our product and operational capabilities. As a result, in May 2015, we entered a commercialization agreement with AOP Orphan Pharma (“AOP”) to sell AOP’s cardiovascular products, ESMOCARD® and ESMOCARD LYO® (esmolol hydrochloride) in Italy, France, Spain and Belgium.

Supraventricular tachycardia refers to a rapid heart rhythm of the upper heart chambers (atria). Electrical signals in the atria fire abnormally, which interferes with electrical signals coming from the sinoatrial node - the heart’s natural pacemaker. A series of early beats in the atria speeds up the heart rate. The rapid heartbeat does not allow enough time for the heart to fill before it contracts so blood flow to the rest of the body is compromised. Data from the Marshfield Epidemiologic Study Area (Wisconsin, U.S.) suggested that the incidence of paroxysmal supraventricular tachycardia is 35 per 100,000 person years and the estimated prevalence is 2.25 per 1000 (Orejarena LA, JACC 1998). In the European Union, the prevalence of atrial fibrillation in adults >55 years of age was estimated to be 8.8 million in 2010 and was projected to rise to 17.9 million by 2060 (Krijthe BP, EHJ 2013).

ESMOCARD (esmolol hydrochloride) is available in two presentations including a 10mg/ml 10ml solution for injection (branded as ESMOCARD®) and a 2500mg powder for concentrate for solution for infusion (branded as ESMOCARD LYO). ESMOCARD is indicated for the treatment of supraventricular tachycardia (except for pre-

excitation syndromes) and for the rapid control of the ventricular rate in patients with atrial fibrillation or atrial flutter in perioperative, postoperative, or other circumstances where short-term control of the ventricular rate with a short-acting agent is desirable. ESMOCARD is also indicated for tachycardia and hypertension occurring in the perioperative phase and non-compensatory sinus tachycardia where, in the physician’s judgement the rapid heart rate requires specific intervention. ESMOCARD is not intended for use in chronic settings.

TREVYENT®

We also entered into an exclusive license and supply agreement (the “License Agreement”) with SteadyMed Ltd. (“SteadyMed”) to commercialize the development-stage product TREVYENT® (treprostinil) in Europe, Canada and the Middle East.

Pursuant to the License Agreement, SteadyMed granted the Company an exclusive royalty-bearing license to commercialize TREVYENT® in Europe, Canada and the Middle East if TREVYENT® is approved for the treatment of pulmonary arterial hypertension in such regions. Under the License Agreement, SteadyMed will receive US$12.25 million in connection with regulatory and sales milestones, including an upfront payment of US$3 million. Cardiome has agreed to pay to SteadyMed a transfer price on finished goods and a scaling double-digit royalty on future TREVYENT® sales.

PAH is a type of high blood pressure that occurs in the right side of the heart and in the arteries that supply blood to the lungs. PAH worsens over time and is life-threatening because the pressure in a patient’s pulmonary arteries rises to dangerously high levels, putting a strain on the heart. There is no cure for PAH, but several medications are available to treat symptoms, such as Remodulin® (treprostinil sodium), the market-leading prostacyclin PAH therapy produced by United Therapeutics Corporation.

TREVYENT® is a development stage drug product that combines SteadyMed’s PatchPump technology with treprostinil, a vasodilatory prostacyclin analogue to treat PAH. PatchPump is a proprietary, disposable, parenteral drug administration platform that is prefilled and preprogrammed at the site of manufacture.

RISK FACTORS

Any investment in the Offered Shares involves a high degree of risk. There are a number of risks that may have a material and adverse impact on the future operating and financial performance of the Company and the value of its Common Shares. These include risks that are widespread risks associated with any form of business and specific risks associated with the Company’s business. Most risk factors are largely beyond the control of the Company. A prospective investor should carefully consider, in light of its own financial circumstances, the risk factors set out herein, as well as other information contained or incorporated by reference in this short form prospectus, including, in particular, the “Risk Factors” section of the Annual Information Form and management’s discussion and analysis incorporated by reference in this short form prospectus.

Risks Relating to the Company’s Business Operations

We will have significant additional future capital needs and there are uncertainties as to our ability to raise additional funding.

We will require significant additional capital resources to expand our business, in particular the further development of our product candidates, vernakalant (IV) in the United States (and elsewhere) and vernakalant (oral) worldwide. Advancing our product candidates, market expansion of our currently marketed products or acquisition and development of any new products or product candidates will require considerable resources and additional access to capital markets. In addition, our future cash requirements may vary materially from those now expected. For example, our future capital requirements may increase if:

•	we experience more generic competition for AGGRASTAT® from other life sciences companies or in more markets than anticipated;

•	we experience delays or unexpected increases in costs in connection with obtaining regulatory approvals for BRINAVESSTM in the various markets where we hope to sell our products;

•	we experience unexpected or increased manufacturing or other supply chain costs;

•	we experience unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, or other lawsuits, brought by either us or our competition;

•	we experience scientific progress sooner than expected in our discovery, research and development projects, if we expand the magnitude and scope of these activities, or if we modify our focus as a result of our discoveries;

•	we are required to perform additional pre-clinical studies and clinical trials;

•	we consummate suitable business development opportunities;

•	we elect to develop, acquire or license new technologies, products or businesses; or

•	we are required to conduct pharmacoeconomic studies for reimbursement.

We could potentially seek additional funding through corporate collaborations and licensing arrangements, through public or private equity or debt financing or through other transactions. However, if sales are slow to increase or if capital market conditions in general, or with respect to life sciences companies such as ours, are unfavourable, our ability to obtain significant additional funding on acceptable terms, if at all, will be negatively affected. Additional financing that we may pursue may involve the sale of our Common Shares or financial instruments that are exchangeable for, or convertible into, our Common Shares which could result in significant dilution to our shareholders.

If sufficient capital is not available, we may be required to delay our business expansion or our development programs, either of which could have a material adverse effect on our business, financial condition, prospects or results of operations.

We have a history of significant losses and a significant accumulated deficit.

Although we have been involved in the life sciences industry since 1992, we had, prior to the launch of BRINAVESSTM and the acquisition of AGGRASTAT®, only been engaged in research and development. Before Merck obtained marketing approval for BRINAVESSTM in the European Union, Iceland and Norway in September 2010, and launched BRINAVESSTM in a number of European countries in 2010, none of our product candidates had been approved for marketing or commercialized. Accordingly, we have only recently begun to generate revenue from product sales and have incurred significant operating losses. Net losses for the years ended December 31, 2014 and 2013 were approximately $18.2 million and $16.1 million (excluding the gain on settlement of debt included in net earnings for the year then ended), respectively. Net losses for the six months ended June 30, 2015 were $11.2 million, compared to $7.4 million for the same period in 2014. At June 30, 2015, our accumulated deficit was $330.2 million. Our losses in 2014 and the six months ended June 30, 2015 resulted primarily from selling, general and administration costs associated with the Correvio acquisition and the sales and marketing costs required to support the commercialization of BRINAVESSTM, the continued sales of AGGRASTAT® and the payment to SteadyMed for the License Agreement with respect to the commercialization of TREVYENT®. We cannot assure you that we will generate sufficient revenues in the future or achieve profitable operations.

We have a history of negative operating cash flow and may continue to experience negative operating cash flow.

We had negative operating cash flow for the financial years ended December 31, 2014 and December 31, 2013. We anticipate that we will continue to have negative cash flow unless our product sales are able to generate a positive cash flow. To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate a positive cash flow from our operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favourable to us.

We may not realize the anticipated benefits of past or future acquisitions or product licenses and integration of these acquisitions and any products acquired or licensed may disrupt our business and management.

On November 18, 2013, we completed the acquisition of Correvio and its pharmaceutical product AGGRASTAT® in order to obtain the ability to market and sell AGGRASTAT® outside of the United States, as well as the business infrastructure provided by Correvio. We may not be able to fully realize the anticipated future benefits and synergies of the acquisition on a timely basis or at all. The acquisition involves challenges and risks, including risks that the transaction does not advance our business strategy or that we will not realize a satisfactory return. In addition, the seller’s indemnification of us for misrepresentations in representations, breaches of covenants or certain tax matters is capped at the actual consideration paid by us (or $1 million in some cases). The potential failure of the due diligence processes to identify significant problems, liabilities or other shortcomings or challenges with respect to intellectual property, product quality, revenue recognition or other accounting practices, taxes, corporate governance and internal controls, regulatory compliance, employee, customer or partner disputes or issues and other legal and financial contingencies could decrease or eliminate the anticipated benefits and synergies of the Correvio acquisition and could negatively affect our future business and financial results.

The overall success of the Correvio acquisition will depend, in part, on our ability to realize the anticipated benefits and synergies from combining and integrating the Correvio business into our existing business including our ability to successfully manage the sales force acquired in the Correvio transaction. Integration of Correvio and AGGRASTAT® requires significant management attention and expansion of our staff in marketing, sales and general and administrative functions. We may have difficulties in the integration of Correvio’s departments, systems, including accounting, human resource and other administrative systems, technologies, books and records, and procedures, as well as in maintaining uniform standards, controls, including internal control over financial reporting required by Canadian securities laws and the Sarbanes-Oxley Act of 2002 and related procedures and policies. If we cannot integrate the acquisition successfully, it could have a material adverse impact on our business, financial condition and results of operations.

As part of our business strategy, we may also continue to acquire additional companies, products or technologies principally related to, or complementary to, our current operations. Any such acquisitions will be accompanied by certain risks including, but not limited to:

•	exposure to unknown liabilities of acquired companies and the unknown issues with any associated technologies or research;

•	higher than anticipated acquisition costs and expenses;

•	the difficulty and expense of integrating operations, systems, and personnel of acquired companies;

•	disruption of our ongoing business;

•	inability to retain key customers, distributors, vendors and other business partners of the acquired company;

•	diversion of management’s time and attention; and

•	possible dilution to shareholders.

We may not be able to successfully overcome these risks and other problems associated with acquisitions and this may adversely affect our business, financial condition or results of operations.

We have a senior secured term loan facility and if we are unable to make our regularly scheduled payments, we could have a covenant violation.

Under the term loan facility, we are required to make regular monthly payments. To the extent that we are unable to generate sufficient cash flow to make our regularly scheduled payments, this could result in a breach of the facility, which would require us to repay the entire amount of the term loan facility outstanding. This could have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain restrictive covenants.

Restrictive covenants in our term loan facility impose financial and other restrictions on us. Under our term loan facility, we must meet specified financial covenants, including carrying a minimum balance of unrestricted cash and cash equivalents or meeting certain revenue targets. To the extent that we are not able to satisfy the requirements in our term loan facility or if we are not in compliance with the specified financial covenants, we may be in breach of the facility, which would require us to repay outstanding amounts. Repaying the entire amount of the term loan facility outstanding could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on two products for substantially all of our current revenues.

Sales of a limited number of our products represent substantially all of our current revenues. If the volume or pricing of our products decline in the future, or our cost to manufacture, distribute or market our products increase in the future, our business, financial condition and results of operations could be materially adversely affected and this could cause the market value of Common Shares to decline. In addition, if these products were to become subject to any other issues, such as material adverse changes in prescription growth rates, unexpected side effects, regulatory proceedings, material product liability litigation, publicity affecting doctor or patient confidence or pressure from competitive products, the adverse impact on our business, financial condition, results of operations and the market value of Common Shares could be significant.

We are exposed to generic product risk which may result in a decline in sales of AGGRASTAT®.

AGGRASTAT® is a mature product which is beginning to face generic competition and may experience a decline in product sales in several markets. Competition from generic equivalents that would be sold at a price that is less than the price at which we currently sell AGGRASTAT® could have a materially adverse impact on our business, financial condition and operating results. Our efforts to enhance the marketing of AGGRASTAT® through our direct sales force and to expand the indications for which we may market AGGRASTAT® may not be successful in addressing or mitigating the effect of generic competition.

We have substantial competition in the life sciences industry and with respect to our products.

The life sciences industry is highly competitive. Many companies, as well as research organizations, currently engage in, or have in the past engaged in, efforts related to the development of products in the same therapeutic areas as we do. Due to the size of the cardiovascular market and the large unmet medical need for products that treat cardiovascular illnesses, a number of the world’s largest pharmaceutical companies are developing, or could potentially develop, products that could compete with ours. GP IIb/IIIa inhibitors that AGGRASTAT® competes with include ReoPro from Eli Lilly and Company and Johnson & Johnson/Centocor, Inc., Angiomax from The Medicines Company, Integrilin from Merck & Co., Inc., and MediCure Inc. Antiarrhythmics that BRINAVESSTM competes with include generic competitors such as flecainide, propafenone, ibutilide and amiodarone.

Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in discovery, research and development, manufacturing, pre-clinical studies and clinical testing, obtaining regulatory approvals, distribution and marketing than we do. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to ours. There is a risk that one or more of our competitors may develop more effective or more affordable products than us and that such competitors will commercialize products that will render our product candidates obsolete. We face competition with respect to product efficacy and safety, ease of use and adaptability to various modes of administration, acceptance by physicians, the timing and scope of regulatory approvals, availability of resources, reimbursement coverage, price and patent positions of others. In addition, these companies and institutions also compete with us in recruiting and retaining qualified personnel. If we fail to develop new products or enhance our existing products in the face of such strong competition, such competition could have a material adverse effect on our business, financial condition or results of operations.

We are subject to the risks associated with product liability claims, insurance and recalls.

Our pharmaceutical products have undergone extensive clinical testing and have been approved by the applicable regulatory authorities prior to sale in the European Union and other countries or regions. Certain aspects of our clinical trials, including the design of the trials, the manufacture and storage of clinical trial material, the enrollment, dosing and follow-up of patients, the recording of trial data and the analysis of results, have been, and may in the future be, sponsored and conducted by third-party academic investigators who have not been under our supervision or control. We have not independently verified or audited the data or clinical trial sites, and may not do so in the future. Despite all reasonable efforts to ensure safety, it is possible that we, our suppliers or our distribution partners may sell products which are defectively manufactured or labeled, contain defective ingredient components or are misused. Our products may also fail to meet patient expectations or produce harmful side effects. Such unexpected quality, safety or efficacy issues may be caused by a number of factors, including manufacturing defects, harmful side effects, physician experience in prescribing our products, failure to adhere to approved labelling, failure to adhere to good clinical practices and good manufacturing practices, or the non-compliance with clinical protocols by us or our academic investigators, the presence of other harmful conditions in a clinical trial, inadequacies of product-related information conveyed to physicians or patients, or other factors or circumstances unique to the patient. Whether or not scientifically justified, such unexpected safety or efficacy concerns can arise and it may lead to product recalls, loss of or delays in market acceptance, market withdrawals, or declining sales, as well as product liability, consumer fraud and/or other claims. Additionally, we may be exposed to product liability claims as a result of the administration of the drug candidates to volunteers and patients in clinical trials. Such liability might result from claims made directly by consumers or by life sciences companies or others selling such products. It is impossible to predict the scope of injury or liability from such defects or unexpected reactions, or the impact on the market for such products of any allegations of these claims, even if unsupported, or the measure of damages which might be imposed as a result of any claims or the cost of defending such claims. Substantial damage awards and/or settlements have been handed down – notably in the United States and other common law jurisdictions – against pharmaceutical companies based on claims for injuries allegedly caused by the use of their products. The expenses of litigation or settlements, or both, in connection with any such injuries or alleged injuries and the amount of any award imposed on us in excess of existing insurance coverage, if any, may have a material adverse impact on us and on the price of our Common Shares. In addition, we may not be able to avoid significant product liability exposure even if we take appropriate precautions, including maintaining product liability coverage (subject to deductibles and maximum payouts) and obtaining indemnification from partners (subject to the terms of each specific agreement). Any liability that we may have as a result could have a material adverse effect on our business, financial condition and results of operations, to the extent insurance coverage for such liability is not available or that our reputation is negatively affected as a result.

We rely on third parties for the supply and manufacture of our products, which can be unpredictable in terms of quality, cost and availability.

All of our products are manufactured by third parties. The production of our products also requires raw materials obtained from third parties, and the sources and quantities of such raw materials are limited. Aside from contractual rights and remedies pertaining to our agreements, there can be no assurance that our manufacturers or raw material providers will supply sufficient quantities of our products, the products supplied will meet our quality standards, or that the products supplied will be on commercially acceptable terms. Any delays or deficiencies in the supply of products will affect the marketing and sales of our products and might expose us to financial costs, penalties, lawsuits, product recalls or reputational harm. If we were to seek alternative sources of supply, we may not be able to find alternative supply arrangements with commercially reasonable terms or at all. Also, we have committed under certain licensing and collaboration arrangements to supply third party distributors with product. If we are unable to fulfill such obligations, may be in breach of the respective arrangements and may face financial penalties, lawsuits or other claims, weakened negotiating position in future third party agreement negotiations or reputational harm.

In addition, our third-party drug, device and chemical manufacturers are subject to various regulatory inspections, including those conducted by the U.S. Food and Drug Administration (“FDA”), to ensure strict compliance with good manufacturing practices and other government mandated quality standards regulations. While we are obligated to audit the performance of our third-party contractors, we do not have complete control over their compliance. We could be adversely impacted if our third-party manufacturers do not comply with these standards and regulations. For non-compliance, the regulatory authority may commence enforcement actions, including public warning letters, costly inspections, fines, injunctions, civil penalties, failure of the government to grant review of submissions or market approval of drugs, or cause delays, suspension or withdrawal of approvals, product seizures or recalls, operating restrictions, facility closures and criminal prosecutions. Any of this will have a material adverse impact on our business, financial condition, and results of operations.

Our third parties may also be unable to produce required amounts of chemical, drug, and/or devices at a price that has been agreed upon, or which is commercially viable.

We rely on our supply chain and the supply chain of third parties to provide our products, and such supply chains may fail due to inadequacies in their systems and processes, in execution, and for unforeseen reasons.

We rely on our supply chain and the supply chain of third parties to provide our products (and ingredients or components thereof). These supply chains are complex, and may fail for a variety of reasons, including for example, failure to provide adequate quality control and/or quality assurance in supply chain systems and processes, a lack of coordination between various aspects of the supply chain, failure of logistics providers, and inadequate inventory management and/or order management.

In addition, our supply and the supply chain of third parties who provide our products (and ingredients or components thereof) are global in nature, and hence subject to unforeseen problems, including for example, local regulatory risks, currency fluctuations, natural disasters, and economic, social and/or political instability within a particular country or region. If any such supply chain issues occur, we may not be able to fulfill existing or new product orders, which could subject us to contractual claims or adversely affect our business, financial condition or results of operations.

We rely on third parties for the execution of a significant portion of our regulatory, pharmacovigilance medical information, and logistical responsibilities and such third parties may fail to meet their obligations as a result of inadequacies in their systems and processes or execution failure.

We rely on third parties to perform critical services, including preclinical testing, clinical trial management, regulatory, pharmacovigilance medical information and logistical services.

These third parties may not be available on acceptable terms when needed or, if they are available, may not comply with all regulatory and contractual requirements or may not otherwise perform their services in a timely or acceptable manner. This non-compliance may be due to a number of factors, including inadequacies in third-party systems and processes or execution failure. We may also experience unexpected cost increases that are beyond our control. As a result, we may need to enter into new arrangements with alternative third parties that may be costly. The time that it takes us to find alternative third parties may cause a delay, extension or termination of our preclinical studies, clinical trials or the commercialization of our product candidates and we may incur significant costs to replicate data that may be lost. These third parties may also have relationships with other commercial entities, some of which may compete with us. In addition, if such third parties fail to perform their obligations in compliance with regulatory requirements and our protocols, our preclinical studies or clinical trials may not meet regulatory requirements or may need to be repeated and our regulatory filings, such as our marketing authorizations or new drug submissions, may not be completed correctly or within the applicable deadlines. As a result of our dependence on third parties, we may face delays or failures outside of our direct control in our efforts to develop and commercialize product candidates.

We rely on third party distributors in many markets to market and sell our products and such third parties may fail to meet their obligations.

We rely on third party distributors to market and sell our products in many markets. These distributors may not meet the minimum contractual sales requirement or the minimum sales target mutually agreed upon by both parties. The inability to meet minimum sales requirement or sales target may be due to a number of factors, including inadequate resources devoted to sell our products or failure in the distributor’s sales efforts. The distributors may be responsible for negotiating reimbursements from third party payers for the cost of our products. If our distributors cannot achieve acceptable profit margins on our products, they may reduce or discontinue the sale of our products. As a result of our dependence on third party distributors, our revenues may not meet expectations and our business, results of operations and financial condition may be adversely affected.

Government legislation could adversely impact our ability to obtain product reimbursement and economically price our products and may be difficult to interpret or comply with, resulting in additional costs to conduct our business in certain countries.

In many of the markets we sell to, sales of healthcare products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the effectiveness of, and prices charged for, medical products and services, and therefore uncertainty exists as to the reimbursement of existing and newly approved healthcare products. The prices of our products are subject to direct price controls by law and to drug reimbursement programs with varying price control mechanisms.

In addition, as drug costs have increased, there have been more cost containment measures taken by government and third-party private payors, including limitations on both the number of products they list for reimbursements, the conditions under which they will reimburse, and the reimbursement drug prices. For example, we are seeking, but have not yet received reimbursement for BRINAVESSTM in several major European markets, including Italy, the UK and France. There can be no assurance that we will be reimbursed. Also, the current conditions and rules relating to the listing submissions to public and private formulary listings may change or become more onerous in the future. If we fail to achieve the listing of our products, it will affect the physicians’ decisions regarding the use of our products.

New and existing government legislation in the markets in which we sell or anticipate selling our products may also be difficult to interpret or comply with. Such difficulties may cause slower product introductions in new countries or the termination of sales of our products in existing countries. Violations of any such legislation may lead to financial penalties, product bans or claims brought by regulatory agencies or local or national governments, all of which would have adverse effects on our business, results of operations and financial condition.

Compulsory licensing and/or generic competition may affect our business in certain countries.

In a number of countries, governmental authorities and other groups have suggested that companies which manufacture medical products (e.g., pharmaceuticals) should make products available at a low cost. In some cases, governmental authorities have held that where a pharmaceutical company does not do so, its patents might not be enforceable to prevent generic competition. Alternatively, some governmental authorities could require that we grant compulsory licenses to allow competitors to manufacture and sell their own versions of our products, thereby reducing our sales or the sales of our licensee(s). In all of these situations, the results of our operations in these countries could be adversely affected.

If we are not able to convince public payors and hospitals to include our products on their approved formulary lists, our revenues may not meet expectations and our business, results of operations and financial condition may be adversely affected.

Hospitals establish formularies, which are lists of drugs approved for use in the hospital. If a drug is not included on the hospital’s formulary, the ability of our distribution partners and key account managers to promote and sell our drugs may be limited or denied. If we fail to secure and maintain formulary inclusion for our drugs on favorable terms or are significantly delayed in doing so, we may have difficulty achieving market acceptance of our drugs and our business, results of operations and financial condition could be materially adversely affected.

Our hospital customers may be late in their payments and in some cases may not pay monies owed.

Hospital customers that may purchase our products and product candidates, if approved, generally bill public payors to cover all or a portion of the costs and fees associated with these purchases. Our revenue and financial condition depend on the extent to which our customers are reimbursed for these costs and fees, and the extent to which such payments are made to us according to the timelines required by our contracts or general terms and conditions. Such payments may be delayed or withheld for many reasons, including, but not limited to, regulatory requirements of local and national governments, reimbursement requirements of public payors, the financial condition or access to capital of our customers and public payors or the deterioration of general or local economic conditions. The non-payment or late payment of amounts due from our customers and public payors may impact the timing of receipt of cash, or we may not receive the cash at all which would negatively impact our financial condition. In addition, we may have to increase our allowance for doubtful accounts or write-off accounts receivable, which would also negatively impact our financial position and results of operations. If collectability is not reasonably assured at the time of sale, we may not be able to recognize revenue until cash is collected which would make it difficult to forecast our revenues accurately. We may, as a result, experience significant unanticipated fluctuations in our revenues from period to period. Any failure to achieve anticipated revenues in a period may also cause our stock price to decline.

In addition, many European countries have been severely impacted by the widespread economic recession that began in 2008, the effect of which continues in 2015. Conditions such as a tighter credit environment, declining business and consumer confidence, as well as increased unemployment have contributed to the economic volatility in these regions. As a result of the continued turbulence in Europe, account collection from hospitals in certain regions takes longer now than in the past. Any delay in collection or an inability to collect could have a material adverse effect on our business, financial condition and results of operations.

Our business may be materially adversely affected by new legislation, new regulatory requirements, and the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means.

The government and regulatory authorities in the United States, and in Europe and other markets in which we sell our products may propose and adopt new legislation and regulatory requirements relating to pharmaceutical approval criteria and manufacturing requirements. Such legislation or regulatory requirements, or the failure to comply with such, could adversely impact our operations and could have a material adverse effect on our business, financial condition and results of operations.

In recent years, national, federal, provincial, state, and local officials and legislators have proposed, or are reportedly considering proposing, a variety of price based reforms to the healthcare systems in the European Union, the United States and other countries. Some proposals include measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Furthermore, in certain foreign markets, the pricing or profitability of healthcare products is subject to government controls and other measures that have been prepared by legislators and government officials. While we cannot predict whether any such legislative or regulatory proposals or reforms will be adopted, the adoption of any such proposals or reforms could adversely affect the commercial viability of our existing and potential products. Significant changes in the healthcare system in the European Union and other countries may have a substantial impact on the manner in which we conduct our business. Such changes could also have a material adverse effect on our business, financial condition and results of operations.

We rely on proprietary technology, the protection of which can be unpredictable and costly.

Our success depends in part upon our ability to obtain patent protection or patent licenses for our technology and products. Obtaining such patent protection or patent licenses can be costly and the outcome of any such application for patent protection and patent licenses can be unpredictable.

Our patent portfolio related to vernakalant contains issued United States and European patents (as well as other patents issued worldwide) with composition of matter claims specific to vernakalant and/or claims specific to the use of vernakalant to treat arrhythmia. Our patent portfolio related to tirofiban hydrochloride contains a number of issued patents, although a large number of the patents related to the chemical compound have already expired, and a number of the patents related to the compound in a formulation have similarly already expired or will be expiring within the next few years. We will not have any patent protection once these patents expire.

It is impossible to anticipate the breadth or degree of protection that patents will afford products developed by us or their underlying technology. Further, countries in which we sell our products may not protect our intellectual property to the same extent as the laws of Europe or the United States, and may lack rules and procedures required for defending our patents. Third parties may attempt to circumvent our patents by means of alternative designs and processes. Third parties may also independently develop similar products, duplicate any of our products not under patent protection, or design around the inventions we claim in any of our existing patents, existing patent applications or future patents or patent applications. There is a risk that any patents issued relating to our products or any patents licensed to us may be successfully challenged or that the practice of our products might infringe the patents of third parties. If the practice of our products infringes the patents of third parties, we may be required to design around such patents, potentially causing increased costs and delays in product development and introduction or precluding us from developing, manufacturing or selling our planned products. In addition, disputes may arise as to the rights to know-how and inventions among our employees and consultants who use intellectual property owned by others for the work performed for our company. The scope and validity of patents which may be obtained by third parties, the extent to which we may wish or need to obtain patent licenses, and the cost and availability of such licenses are currently unknown. If such licenses are obtained, it is likely they would be royalty bearing, which could reduce our income. If licenses cannot be obtained on an economical basis, delays in market introduction of our planned products could occur or introduction could be prevented, in some cases causing the expenditure of substantial funds. If we defend or contest the validity of patents relating to our products or technology or the products or technology of a third party, we could incur substantial legal expenses with no assurance of success.

In certain instances, we may elect not to seek patent protection but instead rely on the protection of our technology through confidentiality agreements or trade secrets. The value of our assets could also be reduced to the extent that third parties are able to obtain patent protection with respect to aspects of our technology or products or that confidential measures we have in place to protect our proprietary technology are breached or become unenforceable. However, third parties may independently develop or obtain similar technology and such third parties may be able to market competing products and obtain regulatory approval through a showing of equivalency to one of our products which has obtained regulatory approval, without being required to undertake the same lengthy and expensive clinical studies that we would have already completed.

Litigation may also be necessary to enforce patents issued or licensed to us or to determine the scope and validity of a third party’s proprietary rights. We could incur substantial costs if we are required to defend ourselves in patent suits brought by third parties, if we participate in patent suits brought against or initiated by our corporate collaborators or if we initiate such suits. We may not have the necessary resources to participate in or defend any such activities or litigation. Even if we did have the resources to vigorously pursue our interests in litigation, because of the complexity of the subject matter, it is impossible to predict whether we would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent or selling office could subject us to significant liabilities, require disputed rights to be licensed from third parties or require us to cease using certain technology or products, any of which may have a material adverse effect on our business, financial condition and results of operations.

There may be an unauthorized disclosure of a significant amount of confidential information under our control.

We maintain and manage personal information obtained from our customers, as well as confidential information relating to our technology, research and development, production, marketing and business operations and those of our customers and collaborators, in various forms. Although we have implemented controls to protect the confidentiality of such information, there can be no assurance that such controls will be effective. Unauthorized disclosures of such information could subject us to complaints or lawsuits for damages or could otherwise have a negative impact on our business, financial condition, results of operations, reputation and credibility.

Clinical trials for our product candidates are expensive and time-consuming, and their outcome is uncertain.

Before we or our partners can obtain regulatory approval for the commercial sale of any product candidate currently under development, we are required to complete extensive clinical trials to demonstrate its safety and efficacy. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time-consuming. If we find a collaboration partner for the development of vernakalant (oral), the clinical trials are expected to continue for several years, although costs associated with vernakalant (oral) may well be shared with our collaboration partner. The ACT 5 trial for vernakalant (IV) was terminated following a single unexpected serious adverse event of cardiogenic shock experienced by a patient in the study and the development program is currently on clinical hold in the United States. If the FDA removes the clinical hold in the United States and allows us to initiate clinical trials, the proposed scope and duration of the vernakalant (IV) clinical program required to obtain regulatory approval must be agreed to by the FDA. Even if we are able to restart the development program, there can be no assurance that the trials will be feasible or successful. The commencement, continuation and completion of clinical trials, including the post approval safety study for vernakalent (IV) transferred from Merck to us in 2013, may be subject to significant delays and their outcome may be negatively affected due to various causes, including:

•	our inability to find collaboration partners;

•	our inability to manufacture or obtain sufficient quantities of materials for use in clinical trials;

•	delays in obtaining regulatory approvals to commence a study, or government intervention to suspend or terminate a study;

•	delays, suspension, or termination of the clinical trials imposed by the institutional review board or independent ethics board responsible for overseeing the study to protect research subjects at a particular study site;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	slower than expected rates of patient recruitment and enrollment;

•	uncertain dosing issues;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	variability in the number and types of subjects available for each study and resulting difficulties in identifying and enrolling subjects who meet trial eligibility criteria;

•	delays in enrolling patients in the trial;

•	scheduling conflicts with participating clinicians and clinical institutions;

•	difficulty in maintaining contact with subjects after treatment, which results in incomplete data;

•	unforeseen safety issues or side effects;

•	lack of efficacy during the clinical trials;

•	our reliance on clinical research organizations to conduct clinical trials, which may not conduct those trials with good clinical or laboratory practices; or

•	other regulatory delays.

The results of pre-clinical studies and initial clinical trials are not necessarily predictive of future results, and our current product candidates may not have favourable results in later trials or in the commercial setting.

Pre-clinical tests and Phase 1 and Phase 2 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in pre-clinical or animal studies and early clinical trials does not ensure that later large scale efficacy trials will be successful nor does it predict final results. Favourable results in early trials may not be repeated in later trials.

A number of companies in the life sciences industry, including Cardiome, have suffered significant setbacks in advanced clinical trials, even after positive results in earlier trials. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be delayed, repeated or terminated. In addition, failure to construct appropriate clinical trial protocols could result in the test or control group experiencing a disproportionate number of adverse events and could cause a clinical trial to be repeated or terminated. Additionally, sizing of a trial is based on previous experience of response rates in the control group to vernakalant. Failure to accurately predict event rates may lead to a clinical trial being inadequately powered resulting in an insignificant result. Pre-clinical data and the clinical results we have obtained for vernakalant (IV), vernakalant (oral) and other products may not predict results from studies in larger numbers of subjects drawn from more diverse populations or in a commercial setting, and also may not predict the ability of our products to achieve their intended goals, or to do so safely.

We will be required to demonstrate through larger-scale clinical trials that vernakalant (oral) is safe and effective for use in a diverse population before we can seek regulatory approvals for its commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical and post-approval trials. If vernakalant (IV) or vernakalant (oral) fail to demonstrate sufficient safety and efficacy in ongoing or future clinical trials, we could experience potentially significant delays in, or be required to abandon development of, our product candidates currently under development.

In October 2010, we announced that patient enrollment in the ACT 5 study of vernakalant (IV) had been suspended and the vernakalant (IV) clinical development program placed on clinical hold by the FDA following a single unexpected serious adverse event of cardiogenic shock experienced by a patient with atrial fibrillation who received vernakalant (IV). We are continuing discussions with the FDA regarding the potential path for vernakalant (IV) in the United States; however, we have yet to reach agreement with the Agency. Until such time that we reach a resolution, vernakalant (IV) remains on clinical hold. In the event that we are unable to agree on an executable and mutually acceptable development path, vernakalant (IV) will not receive marketing approval in the United States.

Our industry is subject to health and safety risks.

We produce products for human ingestion. While we take substantial precautions such as laboratory and clinical testing, toxicology studies, quality control and assurance testing and controlled production methods, the associated health and safety risks cannot be eliminated. Products produced by us may be found to be, or to contain substances that are harmful to the health of our patients and customers and which, in extreme cases, may cause serious health conditions or death. This sort of finding may expose us to substantial risk of litigation and liability.

Further, we could be forced to discontinue production of certain products, which would harm our profitability. Cardiome maintains product liability insurance coverage; however, there is no guarantee that our current coverage will be sufficient or that we can secure insurance coverage in the future at commercially viable rates or with the appropriate limits and could have a significant adverse effect on our reputation.

Our approved products may not achieve or maintain expected levels of market acceptance.

Even if we are able to obtain regulatory approvals for our product candidates, the success of those products is dependent upon achieving and maintaining market acceptance. New product candidates that appear promising in development may fail to reach the market or may have only limited or no commercial success. Levels of market acceptance for our products could be impacted by several factors, many of which are not within our control, including but not limited to:

•	safety, efficacy, convenience and cost-effectiveness of our products compared to products of our competitors;

•	scope of approved uses and marketing approval;

•	timing of market approvals and market entry;

•	difficulty in, or excessive costs to, manufacture;

•	infringement or alleged infringement of the patents or intellectual property rights of others;

•	availability of alternative products from our competitors;

•	acceptance of the price of our products; and

•	ability to market our products effectively at the retail level.

In addition, the success of any new product will depend on our ability to either successfully build our in-house sales capabilities or to secure new, or to realize the benefits of existing, arrangements with third-party marketing or distribution partners. Seeking out, evaluating and negotiating marketing or distribution agreements may involve the commitment of substantial time and effort and may not ultimately result in an agreement. In addition, the third-party marketing or distribution partners may not be as successful in promoting our products as we had anticipated. If we are unable to commercialize new products successfully, whether through a failure to achieve market acceptance, a failure to build our own in-house sales capabilities, a failure to secure new marketing partners or to realize the benefits of our arrangements with existing marketing partners, there may be a material adverse effect on our business, financial condition and results of operations and it could cause the market value of our Common Shares to decline.

In addition, by the time any products are ready to be commercialized, what we believe to be the market for these products may have changed. Our estimates of the number of patients who have received or might have been candidates to use a specific product may not accurately reflect the true market or market prices for such products or the extent to which such products, if successfully developed, will actually be used by patients. Our failure to successfully introduce and market our products that are under development would have a material adverse effect on our business, financial condition, and results of operations.

We are dependent upon our key personnel to achieve our business objectives.

As a technology-driven company, intellectual input from key management and personnel is critical to achieve our business objectives. Consequently, our ability to retain these individuals and attract other qualified individuals is critical to our success. The loss of the services of key individuals might significantly delay or prevent achievement of our business objectives. In addition, because of a relative scarcity of individuals with the high degree of education and scientific achievement required for our business, competition among life sciences companies for qualified employees is intense and, as a result, we may not be able to attract and retain such individuals on acceptable terms, or at all. In addition, because we do not maintain “key person” life insurance on any of our officers, employees, or consultants, any delay in replacing such persons, or an inability to replace them with persons of similar expertise, would have a material adverse effect on our business, financial condition, and results of operations.

We also have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research and development strategies. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, even though our collaborators are required to sign confidentiality agreements prior to working with us, they may have arrangements with other companies to assist such other companies in developing technologies that may prove competitive to us.

Incentive provisions for our key executives include the granting of stock options that vest over time, designed to encourage such individuals to stay with us. However, a low share price, whether as a result of disappointing progress in our sales or development programs or as a result of market conditions generally, could render such agreements of little value to our key executives. In such event, our key executives could be susceptible to being hired away by our competitors who could offer a better compensation package. If we are unable to attract and retain key personnel our business, financial conditions and results of operations may be adversely affected.

We are exposed to concentration of credit risk relating to major distribution relationships and customers in certain geographic regions.

We have distribution contracts with certain third parties that contribute to a significant portion of our revenue. Due to the concentration of sales and receivables in these certain distributors, the credit risk associated with these accounts are of particular significance to us. If one or several of these distributors fails to fulfill its payment obligations or reduces their business with us, there may be a material adverse effect on our business, financial condition and results of operations.

Our policies and estimates regarding returns, allowances and chargebacks may reduce revenue in future periods.

Reserves on sales are calculated based on prior experience and best estimates of the impact in subsequent period in accordance with our established policy. We cannot ensure that the adequacy of the reserves or actual product returns, allowances and chargebacks will not exceed the estimates. In particular, our limited direct sales experience with BRINAVESSTM may limit our ability to establish appropriate reserves. Inadequate reserves could have a material adverse effect on our business, financial condition, and results of operations.

Our inventory has a limited shelf life and may require write-downs.

We value inventory for accounting purposes at the lower of cost determined on a first-in, first-out basis, and net realizable value. For inventory which has reached its expiration or that is close to expiration and not expected to the sold, we establish the associated reserve to reflect such inventory cost as it is not expected to be recoverable. Even though on a regular basis, management reviews the amount of inventory on hand, reviews the remaining shelf life and estimates the time required to manufacture and sell such inventory, write-down of inventory may still be required. Any write-down could have a material adverse effect on our business, financial condition, and results of operations.

We are exposed to risks relating to the write-down of intangible assets, which comprises of a significant portion of our total assets.

A significant amount of our total assets relate to our rights related to BRINAVESSTM as well as the AGGRASTAT® and our associated licenses. As of June 30, 2015, the carrying value of our intangible asset relating to BRINAVESSTM and AGGRASTAT® was approximately US$1.0 million and US$14.2 million, respectively. In accordance with generally accepted accounting principles in the United States of America, we are required to review the carrying value of our intangible assets for impairment periodically or when certain triggers occur. In case of events such as generic competition, our inability to manufacture, or our inability to obtain sufficient raw materials, sales of the related product may decline and impairment in the carrying value of the intangible asset may have occurred. Such impairment will result in a write-down of the intangible asset and the write-down is charged to earnings during the period in which the impairment occurs. The write-down of any intangible assets could have a material adverse effect on our business, financial condition, and results of operations.

We may face exposure to adverse movements in foreign currency exchange rates.

Our loans and a portion of our revenue are denominated in U.S. dollars. However, our business has expanded internationally and, as a result, a significant portion of our revenues and expenses are denominated in Euros, Canadian dollars and other foreign currencies. A decrease in the value of such foreign currencies relative to the U.S. dollar could result in losses from currency exchange rate fluctuations. To date, we have not hedged against risks associated with foreign exchange rate exposure. We cannot be sure that any hedging techniques we may implement in the future will be successful or that our business, financial condition, and results of operations will not be materially adversely affected by exchange rate fluctuations.

If we were to lose our foreign private issuer status under United States federal securities laws, we would likely incur additional expenses associated with compliance with the United States securities laws applicable to United States domestic issuers.

As a foreign private issuer, as defined in Rule 3b-4 under the Exchange Act, we are exempt from certain of the provisions of the United States federal securities laws. For example, the United States proxy rules and the Section 16 reporting and “short swing” profit rules do not apply to foreign private issuers. However, if we were to lose our status as a foreign private issuer, these regulations would immediately apply and we would also be required to commence reporting on forms required of United States companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to us, such as Forms 40-F and 6-K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require our management to devote substantial time and resources to comply with new regulatory requirements. Further, to the extent that we were to offer or sell our securities outside of the United States, we would have to comply with the more restrictive Regulation S requirements that apply to U.S. companies, and we would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit our ability to access the capital markets in the future.

We are subject to risks inherent in foreign operations.

We intend to continue to pursue international market growth opportunities, such that international sales are likely to continue, at least in the near future, to account for a significant portion of our revenue. We have committed, and intend to commit, significant resources to our international sales and marketing activities. We are subject to a number of risks associated with our international business operations and sales and marketing activities that may increase liability, costs, lengthen sales cycles and require significant management attention. These risks include:

•	compliance with the laws of the United States, Canada, Europe and other countries that apply to our international operations, including import and export legislation;

•	increased reliance on third parties to establish and maintain foreign operations;

•	the complexities and expenses of administering a business abroad;

•	complications in compliance with, and unexpected changes in, foreign regulatory requirements;

•	instability in economic or political conditions, including inflation, recession and actual or anticipated military conflicts, social upheaval or political uncertainty;

•	foreign currency fluctuations;

•	foreign exchange controls and cash repatriation restrictions;

•	tariffs and other trade barriers;

•	difficulties in collecting accounts receivable;

•	differing tax structures and related potential adverse tax consequences;

•	uncertainties of laws and enforcement relating to the protection of intellectual property or secured technology;

•	litigation in foreign court systems;

•	unauthorized copying or use of our intellectual property;

•	cultural and language differences;

•	difficulty in managing a geographically dispersed workforce in compliance with local laws and customs that vary from country to country; and

•	other factors, depending upon the country involved.

There can be no assurance that the policies and procedures we implement to address or mitigate these risks will be successful, that our personnel will comply with them or that we will not experience these factors in the future or that they will not have a material adverse effect on our business, results of operations and financial condition.

Failure to comply with the United States Foreign Corrupt Practices Act (“FCPA”), as well as the anti-bribery laws of the nations in which we conduct business (such as the United Kingdom’s Bribery Act or the Corruption of Foreign Public Officials Act of Canada (“CFPOA”)), could subject us to penalties and other adverse consequences.

Our business is subject to the FCPA which generally prohibits companies and company employees from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. The FCPA also requires companies to maintain accurate books and records and internal controls, including at foreign-controlled subsidiaries. In addition, we are subject to other anti-bribery laws of the nations in which we conduct business that apply similar prohibitions as the FCPA (e.g. the United Kingdom’s Bribery Act, the CFPOA and the OECD Anti-Bribery Convention). Our employees or other agents may, without our knowledge and despite our efforts, engage in prohibited conduct under our policies and procedures and the FCPA or other anti-bribery laws that we may be subject to for which we may be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Legislative actions, potential new accounting pronouncements, and higher insurance costs are likely to impact our future financial position or results of operations.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future. Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses. All of these uncertainties are leading generally toward increasing insurance costs, which may adversely affect our business, results of operations and our ability to purchase any such insurance, at acceptable rates or at all, in the future.

We have identified a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.

We have identified a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements. Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in applicable securities regulations). As disclosed in our amended Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2014, which was included in our amended Annual Report on Form 40-F/A, subsequent to our filing of our December 31, 2014 Form 40-F, immaterial errors related to our accounting treatment of stock-based compensation for the year ended December 31, 2014 were identified. We did not have controls designed at a sufficient level of precision to determine that generally accepted accounting principles for stock-based compensation were applied in accordance with our written policies for awards granted. Specifically, inputs to spreadsheets, formulas and the design of the spreadsheets were not reviewed in sufficient detail to catch errors which existed. Accordingly there exists a reasonable possibility that a material misstatement in the stock-based compensation expense, accrued liabilities and additional paid-in capital would not be prevented or detected in a timely manner. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Management has therefore provided a revised conclusion that our internal control over financial reporting was not effective as of December 31, 2014. Our Form 40-F for the year ended December 31, 2014 has been amended to reflect the change in management’s conclusion regarding the effectiveness of our internal control over financial reporting as of December 31, 2014. As a result of the material weakness described above, our Chief Executive Officer and Chief Financial Officer have also concluded that our disclosure controls and procedures (as such term is defined in applicable securities regulations) were not effective at a reasonable assurance level as of December 31, 2014. In addition, our independent auditors, in their report dated March 13, 2015 (July 27, 2015 as to the effects of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting (revised)), included in our amended Annual Report on Form 40-F/A, expressed an adverse opinion on the effectiveness of our internal control over financial reporting. Management has determined that there were no material misstatements in our audited financial statements for the year ended December 31, 2014; accordingly, the identified material weakness did not result in any adjustments to the amounts reported in our audited financial statements.

We are actively engaged in developing a remediation plan designed to address this material weakness. Specifically, management has completed an in-depth review of all existing options and their accounting is being adjusted, as necessary, to ensure that the awards are considered against appropriate generally accepted accounting principles. Management is also enhancing controls by increasing the level of precision in the review of accounting treatment and related journal entries for new stock-based compensation awards. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results, which could materially and adversely affect our business and results of operations or financial condition, restrict our ability to access the capital markets, harm our reputation or otherwise cause a decline in investor confidence.

Our product candidates are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays, or prevent the receipt of the required approvals to commercialize products.

The pre-clinical and clinical trials of any products developed by us or our future collaborative partners, if any, and the manufacturing, labelling, sale, distribution, export or import, marketing, advertising and promotion of any of those products are subject to regulation by federal, provincial, state and local governmental authorities. Our product candidates are principally regulated in the United States by the FDA, in Canada by the Therapeutic Products Directorate, in the European Union by the European Medicines Agency (“EMA”), and by other similar regulatory authorities in other jurisdictions. Government regulation substantially increases the cost and risk of researching, developing, manufacturing and selling products. Following several widely publicized issues in recent years, the FDA and similar regulatory authorities in other jurisdictions have become increasingly focused on product safety. This development has led to requests for more clinical trial data, for the inclusion of a significantly higher number of patients in clinical trials and for more detailed analysis of trial results. Consequently, the process of obtaining regulatory approvals, particularly from the FDA, has become more costly, time consuming and challenging than in the past. Any product developed by us or our future collaborative partners, if any, must receive all relevant regulatory approvals or clearances from the applicable regulatory authorities before it may be marketed and sold in a particular country.

In connection with our pre-clinical studies and clinical trials for vernakalant (IV) and other product candidates, we are required to adhere to extensive regulations established by the applicable regulatory authorities. In general, these regulatory authorities and the regulatory process require us to conduct extensive pre-clinical studies and clinical trials of each of our product candidates in order to establish its safety and efficacy. These pre-clinical studies and clinical trials can take many years, are highly uncertain, and require the expenditure of substantial resources. We, or our future collaborative partner, if any, must obtain and maintain regulatory authorization to conduct clinical trials. Our pre-clinical research is subject to good laboratory practice and other requirements, and our clinical research is subject to good clinical practice and other requirements. Failure to adhere to these requirements could invalidate our data. In addition, the relevant regulatory authority or independent review board may modify, suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits.

In addition to the risk of unfavourable results of our research, because the data obtained from our pre-clinical and clinical activities are susceptible to varying interpretations, our successful completion of the regulatory process is uncertain. We may encounter delays, such as refusals from regulatory authorities to accept our marketing applications for review. We may have limits imposed on us, or clinical trials or our product candidates. Unfavourable results from our clinical data may require us to limit the indications sought in connection with the product candidate or otherwise limit our ability to obtain the regulatory approval required from the applicable regulatory authorities to commercialize our product candidates. In addition, delays or rejections may be encountered based upon changes in regulatory policy or views during the period of product marketing, product development or the period of review of any application for regulatory approval or clearance for a product. Delays in obtaining regulatory approvals would adversely affect the marketing of any products developed by us, impose significant additional costs on us, diminish any competitive advantages that we may otherwise have attained and adversely affect our ability to receive royalties and generate revenues and profits. Accordingly, despite our expenditures and investment of time and effort, we may be unable to receive required regulatory approvals for product candidates developed by us.

We are also subject to numerous federal, provincial, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, the environment and the use and disposal of hazardous substances used in connection with our discovery, research and development work. Although we have not yet been required to expend identifiable additional resources to comply with these regulations, the extent of government regulations may change in a manner which could have an adverse effect on the discovery, development, production, manufacturing, sales, marketing and distribution of our products, and we may be required to incur significant additional costs to comply with future laws or regulations. We cannot predict whether or not regulatory approvals will be obtained for the products we develop or, in the case of products that have been approved in one or more jurisdictions, that those products will be approved in other jurisdictions as well. Compounds developed by us, alone or with other parties, may not prove to be safe and effective in clinical trials and may not meet all of the applicable regulatory requirements needed to receive marketing approval.

Administering any of our product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the applicable regulatory authorities denying approval of our product candidates for any or all of the targeted indications. If regulatory approval for a product is granted, the approval will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and effective, and any approval granted may be too narrow to be commercially viable.

Any of our product candidates that receive regulatory approval could be subject to extensive post-market obligations that can affect sales, marketing and profitability.

With respect to any drug candidates for which we obtain regulatory approval, we will be subject to post-marketing regulatory obligations, including the requirements by the FDA, EMA and similar agencies in other jurisdictions to maintain records regarding product safety and to report to regulatory authorities serious or unexpected adverse events. Any post-approval commitments required by the regulatory agencies as a condition of approval, such as registration studies, may not be feasible. The occurrence of unanticipated serious adverse events or other safety problems could cause the governing agencies to impose significant restrictions on the indicated uses for which the product may be marketed, impose other restrictions on the distribution or sale of the product or require potentially costly post-approval studies. In addition, post-market discovery of previously unknown safety problems or increased severity or significance of a pre-existing safety signal could result in withdrawal of the product from the market and product recalls. Compliance with extensive post-marketing record keeping and reporting requirements requires a significant commitment of time and funds, which may limit our ability to successfully commercialize approved products.

In addition, manufacturing of approved drug products must comply with extensive regulations governing current good manufacturing practices. Manufacturers and their facilities are subject to continual review and periodic inspections. Failure to comply with good manufacturing practices requirements could result in a suspension of manufacturing, product recalls or even withdrawals from the market. As we will be dependent on third parties for manufacturing, we will have limited ability to ensure that any entity manufacturing products on our behalf is doing so in compliance with applicable good manufacturing practices requirements. Failure or delay by any manufacturer of our products to comply with good manufacturing practices regulations or to satisfy regulatory inspections could have a material adverse effect on us, including potentially preventing us from being able to supply products for clinical trials or commercial sales. In addition, manufacturers may need to obtain approval from regulatory authorities for product, manufacturing, or labelling changes, which requires time and money to obtain and can cause delays in product availability. We are also required to comply with good distribution practices such as maintenance of storage and shipping conditions, as well as security of products, in order to ensure product quality determined by good manufacturing practices is maintained throughout the distribution network. In addition, we are subject to regulations governing the import and export of our products.

Sales and marketing of pharmaceutical products are subject to extensive federal and state laws governing on-label and off-label advertising, scientific/educational grants, gifts, consulting and pricing. Sales, marketing and pricing activities are also potentially subject to federal and state consumer protection and unfair competition laws. Compliance with extensive regulatory requirements requires training and monitoring of the sales force, which imposes a substantial cost on us and our collaborators. To the extent our products are marketed by our collaborators, our ability to ensure their compliance with applicable regulations will be limited. In addition, we are subject to regulations governing the design, testing, control, manufacturing, distribution, labeling, quality assurance, packaging, storage, shipping, import and export of our products and product candidates. Failure to comply with applicable legal and regulatory requirements may result in negative consequences to us, including but not limited to:

•	issuance of warning letters by the FDA or other regulatory authorities;

•	fines and other civil penalties;

•	criminal prosecutions;

•	injunctions, suspensions or revocations of marketing licenses;

•	suspension of any ongoing clinical trials;

•	suspension of manufacturing;

•	delays in commercialization;

•	refusal by the FDA or other regulators to approve pending applications or supplements to approved applications filed by us or our collaborators;

•	refusals to permit products to be imported or exported to or from the United States, Europe or Canada;

•	restrictions on operations, including costly new manufacturing requirements; and

•	product recalls or seizures.

In the future, the regulatory climate might change due to changes in the FDA and other regulatory authorities’ staffing, policies or regulations and such changes could impose additional post-marketing obligations or restrictions and related costs. While it is impossible to predict future legislative or administrative action, if we are not able to maintain regulatory compliance, we will not be able to market our drugs and our business could suffer.

Obtaining regulatory approval in the European Union does not ensure we will obtain regulatory approval in other countries.

We aim to obtain regulatory approval for our drug candidates in the United States and the European Union, as well as in other countries. To obtain regulatory approval to market any FDA or EMA approved products outside of the United States or European Union, as the case may be, we must comply with numerous and varying regulatory requirements in other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA or EMA approval. The regulatory approval process in other countries may include all of the risks associated with FDA or EMA approval as well as additional, presently unanticipated risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects associated with regulatory approval in the United States or the European Union, including the risk that our product candidates may not be approved for all indications requested or that such approval may be subject to limitations on the indicated uses for which the product may be marketed. In addition, any approved products will be subject to post-marketing regulations related to manufacturing standards, facility and product inspections, labelling and possibly sales and marketing.

Failure to comply with applicable regulatory requirements in other countries can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications or criminal prosecution.

Our business depends heavily on the use of information technologies.

Several key areas of our business depend on the use of information technologies, including sales and marketing, production, manufacturing and logistics, as well as clinical and regulatory matters. Despite our best efforts to prevent such behaviour, third parties may nonetheless attempt to hack into our systems and obtain data relating to our pre-clinical studies, clinical trials, patients using our products or our proprietary information on BRINAVESSTM, AGGRASTAT®, vernakalant (oral) or any of our other products. If we fail to maintain or protect our information systems and data integrity effectively, we could lose existing customers, have difficulty attracting new customers, have problems in determining product cost estimates and establishing appropriate pricing, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, physicians, and other health care professionals, have regulatory sanctions or penalties imposed, have increases in operating expenses, incur expenses or lose revenues as a result of a data privacy breach, or suffer other adverse consequences. While we have invested in the protection of data and information technology, there can be no assurance that our efforts, or those of our third-party collaborators, if any, or manufacturers, to implement adequate security and quality measures for data processing would be sufficient to protect against data deterioration or loss in the event of a system malfunction, or to prevent data from being stolen or corrupted in the event of a security breach. Any such loss or breach could have a material adverse effect on our business, operating results and financial condition.

Risks Relating to the Common Shares and the Offering

Subsequent offerings will result in dilution to the Company’s shareholders.

The Company may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities) and may issue additional equity securities to finance operations, acquisitions or other projects. The Company cannot predict the size of future issuances of equity securities or the size and terms of future issuances of debt instruments or other securities convertible into equity securities or the effect, if any, that future issuances and sales of the Company’s securities will have on the market price of the Common Shares. Any transaction involving the issuance of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to security holders. Exercises of presently outstanding share options may also result in dilution to security holders.

The board of directors of the Company has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that the Company will issue additional securities to provide such capital. Such additional issuances may involve the issuance of a significant number of Common Shares at prices less than the current market price for the Common Shares.

Sales of substantial amounts of the Company’s securities, or the availability of such securities for sale, could adversely affect the prevailing market prices for the Company’s securities and dilute investors’ earnings per share. A decline in the market prices of Company’s securities could impair the Company’s ability to raise additional capital through the sale of securities should the Company desire to do so.

Our Common Share price has experienced volatility and may be subject to fluctuation in the future based on market conditions.

The market prices for the securities of life sciences companies, including our own, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. In addition, because of the nature of our business, certain factors such as our announcements, competition from new therapeutic products or technological innovations, government regulations, fluctuations in our operating results, results of clinical trials, public concern regarding the safety of drugs generally, general market conditions and developments in patent and proprietary rights can have an adverse impact on the market price of our Common Shares. For example, since January 1, 2014, the closing price of our Common Shares on the TSX has ranged from a low of C$6.60 to a high of C$13.44 and the closing price of our Common Shares on NASDAQ has ranged from a low of US$6.10 to a high of US$11.15.

Any negative change in the public’s perception of our prospects could cause the price of our securities, including the price of our Common Shares, to decrease dramatically. Furthermore, any negative change in the public’s perception of the prospects of life sciences companies in general could depress the price of our securities, including the price of our Common Shares, regardless of our results. In the past, following declines in the market price of a company’s securities, securities class-action litigation often has been instituted against the company. Litigation of this type, if instituted, could result in substantial costs and a diversion of our management’s attention and resources.

Future issuances of equity securities by us or sales by our existing shareholders may cause the price of our securities to fall.

The market price of our Common Shares could decline as a result of issuances of securities by us or sales by our existing shareholders of Common Shares in the market, or the perception that these sales could occur. Sales of our Common Shares by shareholders might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. With an additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution in earnings per share.

You may be unable to enforce actions against us, certain of our directors and officers, or the experts named in this prospectus under U.S. federal securities laws.

We are a corporation organized under the laws of Canada. Most of our directors and officers, as well as the experts named in this prospectus, reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside of the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce against us or those persons in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us, certain of our directors and officers or the experts named in this prospectus.

Anti-takeover provisions could discourage a third party from making a takeover offer that could be beneficial to our shareholders.

Some of the provisions in our articles of incorporation and by-laws could delay or prevent a third party from acquiring us or replacing members of our board of directors, even if the acquisition or the replacements would be beneficial to our shareholders. Such provisions include the following:

•	shareholders cannot amend our articles of incorporation unless at least two-thirds of the shares entitled to vote approve the amendment;

•	our board of directors can, without shareholder approval, issue preferred shares having any terms, conditions, rights and preferences that the board determines; and

•	shareholders must give advance notice to nominate directors or to submit proposals for consideration at shareholders’ meetings.

These provisions could also reduce the price that certain investors might be willing to pay for our securities and result in the market price for our securities, including the market price for our Common Shares, being lower than it would be without these provisions.

We will have broad discretion in the use of the net proceeds of the Offering and may not use them to effectively manage our business.

We will have broad discretion over the use of the net proceeds from the Offering. You may not agree with how we allocate or spend the proceeds from the Offering. We may pursue acquisitions, collaborations or clinical trials that do not result in an increase in the market value of our Common Shares, and may increase our losses.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid any dividends on our Common Shares. We intend, for the foreseeable future, to retain our future earnings, if any, to finance our commercial activities and further research and the expansion of our business. As a result, the return on an investment in our Common Shares will likely depend upon any future appreciation in value, if any and our shareholders’ ability to sell our Common Shares. The payment of future dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund our commercial activities, development and growth, and other factors that our board of directors may consider appropriate in the circumstances.

The Company has outstanding stock options and restricted share units which, if exercised or vested, could cause dilution to existing shareholders.

At August 5, 2015, the Company had 1,487,554 stock options issued and outstanding with a weighted average exercise price of C$5.78 per share and 147,098 restricted share units issued and outstanding. Stock options are likely to be exercised when the market price of the Company’s Common Shares exceeds the exercise price of such stock options. Restricted share units will vest when all conditions set forth in the Company’s 2014 Restricted Share Unit Plan and the applicable grant agreement have either been waived or satisfied. The exercise of such stock options or vesting of restricted share units and the subsequent resale of such Common Shares in the public market could adversely affect the prevailing market price and the Company’s ability to raise equity capital in the future at a time and price which it deems appropriate. The Company may also enter into commitments in the future which would require the issuance of additional Common Shares and the Company may grant additional share purchase warrants, stock options or restricted share units. Any share issuances from the Company’s treasury will result in immediate dilution to existing shareholders’ percentage interest in the Company.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the Company’s share or loan capital, on a consolidated basis, since June 30, 2015, other than a decrease of US$122,004 in deferred consideration, the issuance of 34,696 Common Shares from the at-the-market program pursuant to Cardiome’s prospectus supplement dated February 18, 2014 and the issuance of 2,708 Common Shares upon exercise of outstanding stock options. The following table sets forth the consolidated capitalization of the Company as at the dates indicated, before and after completion of the Offering. This table should be read in conjunction with the unaudited interim consolidated financial statements of the Company for the three and six months ended June 30, 2015 (including the notes thereto) incorporated by reference in this short form prospectus.

June 30, 2015
	Actual (US$’000s)	As Adjusted(1) (US$’000s)	As Further Adjusted(2) (US$’000s)
Cash and cash equivalents	US$7,616	US$26,136	US$28,986

Long-term debt:
Long-term debt (including current portion)	US$12,000	US$12,000	US$12,000
Deferred consideration (including current portion)	US$6,278(3)	US$6,278(3)	US$6,278(3)
Deferred revenue	US$950	US$950	US$950
Other long-term liabilities	US$289	US$289	US$289

Common Shares	US$289,991	US$309,991	US$312,991
(authorized-unlimited)	(17,206,176 Common Shares)(4)	(19,706,176 Common Shares)(4)	(20,081,176 Common Shares)(4)

Convertible Securities	1,492,554 stock options	1,492,554 stock options	1,492,554 stock options

Notes:

(1)	Assuming issuance of the Offered Shares and no exercise of the Over-Allotment Option. See “Plan of Distribution”.
(2)	Assuming issuance of the Offered Shares, including the exercise of the Over-Allotment Option. See “Plan of Distribution”.
(3)	Does not include US$122,004 decrease in deferred consideration.
(4)

Does not include 34,696 Common Shares issued from the at-the-market program pursuant to Cardiome’s prospectus supplement dated February 18, 2014 and 2,708 Common Shares issued upon exercise of stock options after June 30, 2015.

USE OF PROCEEDS

The net proceeds to the Company of the Offering are estimated to be approximately US$18,520,000 million (US$21,370,000 million if the Over Allotment Option is exercised in full) after deducting the Underwriters’ Fee and estimated expenses of the Offering in the amount of US$480,000). The net proceeds of the Offering represent the total funds available to the Company from the Offering.

We currently intend to use the net proceeds from the Offering for business development and growth opportunities, including potential product licensing opportunities, the advancement of our business objectives, and working capital and general corporate purposes, as follows:

	Net Proceeds		Net Proceeds (including the Over- Allotment Option)
	(US$’000s)		(US$’000s)
Business Development and Growth Opportunities	US$	10,000	US$	12,850
Other Business Objectives	US$	5,500	US$	5,500
Working Capital and General Corporate Purposes	US$	3,020	US$	3,020
Total:	US$	18,520	US$	21,370

In addition to business development and growth opportunity business objectives, we expect the net proceeds of the Offering to advance, including and without limitation, the following business objectives: (a) ongoing clinical and regulatory development of vernakalant (IV), vernakalant (oral), and TREVYENT®, (b) ongoing expansion of our sales and marketing efforts, and (c) upcoming launch of product offerings in Canada. The following table discloses milestones associated with the foregoing business objectives, and the expected time periods and estimated costs associated with each milestone:

Business Objectives and Milestones	Period	Estimated Costs
Business development and growth opportunities • Expansion of our product offering and product pipeline through potential product licensing and acquisitions	Ongoing	US$	10,000,000	(1)
Clinical and regulatory development of vernakalant (IV) • Reimbursement activities related to approval in new markets and potential clinical studies • Canadian New Drug Submission filing	Ongoing 2015 – 2016	US$ US$	1,000,000 500,000
Clinical and regulatory development of vernakalant (oral) • Regulatory filings and potential clinical studies	2015 – 2016	US$	1,300,000
Clinical and regulatory development of TREVYENT® • Marketing authorization applications in Europe, Canada, and the Middle East	2015 – 2016	US$	1,000,000
Expansion of sales and marketing efforts • Increased sales presence and marketing budget in Europe	Ongoing	US$	1,200,000
Launch of product offerings in Canada • Establishment of Canadian sales force	2016 – 2017	US$	500,000

(1)	Estimated costs will vary depending on available capital.

We had negative operating cash flow for the financial years ended December 31, 2014 and December 31, 2013. We anticipate that we will continue to have negative cash flow unless our product sales are able to generate a positive cash flow. To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. See “Risk Factors – We have a history of negative operating cash flow and may continue to experience negative operating cash flow”.

The Company intends to spend the available funds based on annual budgets approved by the board of directors, consistent with established internal control guidelines, as applicable. However, there may be circumstances where, for sound business reasons, a reallocation of the net proceeds may be necessary. The actual amount that the Company spends in connection with each of the intended uses of proceeds may vary significantly from the description above and will depend on a number of factors, including those referred to under “Risk Factors – We will have broad discretion in the use of the net proceeds of the Offering and may not use them to effectively manage our business”.

PRIOR SALES

The following table sets forth information in respect of our Common Shares that we issued upon the exercise of options granted under our incentive stock option plan during the previous twelve month period:

Exercise Date	Number of Shares	Exercise Price
September 18, 2014	930	C$1.70
December 23, 2014	40,000	C$2.45
December 24, 2014	30,000	C$2.45
February 4, 2015	3,460	C$5.10
March 16, 2015	235	C$1.70
March 16, 2015	25,000	C$8.23
March 16, 2015	25,000	C$1.65
March 16, 2015	30,000	C$2.45
March 16, 2015	10,000	C$1.70
April 24, 2015	1,411	C$5.10
June 30, 2015	517	C$9.21
July 9, 2015	2,708	C$5.10
Total	169,261

The following table sets forth information in respect of options to acquire our Common Shares that we granted under our incentive stock option plan as well as restricted share units (RSUs) that we granted under our restricted share unit plan during the previous twelve month period:

Grant Date	Number of Options	Grant Price
August 13, 2014	250,000	C$8.23
September 25, 2014	10,000	C$9.21
March 26, 2015	260,800	C$10.35
June 1, 2015	50,000	C$11.81
June 22, 2015	62,000	C$11.66
Total	632,800

Grant Date	Number of RSUs
September 30, 2014	47,500
December 18, 2014	14,500
March 26, 2015	81,698
May 14, 2015	7,400
June 8, 2015	2,500
June 22, 2015	500
Total	154,098

The following table sets forth information in respect of our Common Shares that we issued during the previous twelve month period:

Issuance Date	Number of Common Shares	Issue Price
January 27, 2015	34,307	C$12.75(1)
January 28, 2015	21,950	C$12.47(1)
January 29, 2015	29,266	C$12.65(1)
January 30, 2015	1,944	C$12.98(1)
February 2, 2015	1,000	C$12.70(1)
April 2, 2015	68,252	C$11.96(1)
April 6, 2015	28,614	C$11.83(1)
April 7, 2015	13,609	C$11.89(1)
April 8, 2015	34,363	C$11.93(1)
April 9, 2015	613	C$11.95(1)
April 10, 2015	83,874	C$12.07(1)
April 13, 2015	22,860	C$12.04(1)
April 14, 2015	83,975	C$11.95(1)
April 15, 2015	94,924	C$11.80(1)
July 2, 2015	12,984	C$11.90(1)
July 6, 2015	16,216	C$11.75(1)
July 7, 2015	901	C$11.76(1)
July 20, 2015	1,895	C$11.61(1)
July 22, 2015	2,700	C$11.35(1)
Total	554,247

(1) Common shares were sold in at the market distributions pursuant to Cardiome’s prospectus supplement dated February 18, 2014. The stated issue price represents the average issue price of the Common Shares sold during the day.

No other Common Shares, preferred shares, debt securities or warrants, or securities exchangeable or convertible into Common Shares, preferred shares, debt securities or warrants have been issued during the twelve month period preceding the date of this short form prospectus.

TRADING PRICE AND VOLUME

The Common Shares are listed for trading on the TSX under the trading symbol “COM” and on the NASDAQ under the trading symbol “CRME”. The following tables set forth the high and low sale prices and the trading volume for the Common Shares on the TSX and NASDAQ for each of the months indicated.

	Toronto Stock Exchange
Month	High	Low	Volume
	(C$)	(C$)	(no. of shares)
August, 2014	8.63	6.62	152,447
September, 2014	9.99	7.12	401,234
October, 2014	10.05	8.43	161,205
November, 2014	10.15	8.61	106,423
December, 2014	10.98	9.01	226,538
January, 2015	13.80	10.505	211,428
February, 2015	12.90	11.22	116,241
March, 2015	12.54	9.77	242,764
April, 2015	12.39	9.96	82,836
May, 2015	12.00	9.63	71,818
June, 2015	12.40	10.86	72,447
July, 2015	11.90	10.51	63,142
August 1-5, 2015	12.40	11.89	10,986

On August 5, 2015, the closing price of the Common Shares on the TSX was C$12.06 per share.

	NASDAQ Stock Market
Month	High	Low	Volume
	(US$)	(US$)	(no. of shares)
August, 2014	7.87	5.84	1,382,530
September, 2014	8.99	6.51	2,190,664
October, 2014	9.06	7.12	2,063,370
November, 2014	9.00	7.80	772,352
December, 2014	9.49	8.08	1,208,933
January, 2015	11.31	8.8	2,263,598
February, 2015	10.44	8.95	1,046,434
March, 2015	10.08	7.75	2,460,643
April, 2015	10.17	8.27	1,709,172
May, 2015	9.67	7.98	1,658,067
June, 2015	10.04	8.72	1,217,154
July, 2015	9.55	8.25	818,153
August 1-5, 2015	9.49	8.93	103,768

On July 28, 2015, the closing price of the Common Shares on the NASDAQ was US$9.18 per share.

DESCRIPTION OF COMMON SHARES

The Company’s authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, of which Series A Preferred Shares have been assigned special rights and restrictions. As at the date of this short form prospectus, 17,243,580 Common Shares and no preferred shares are issued and outstanding. In addition, as of the date of this short form prospectus, there are 1,487,554 Common Shares issuable upon the exercise of outstanding stock options at a weighted-average exercise price of C$5.78 per Common Share and 667,894 Common Shares reserved for future grant or issuance under our stock option plan. There are also 147,098 Common Shares issuable upon the vesting of restricted share units of the Company.

All of our Common Shares are of the same class and, once issued, rank equally as to entitlement to dividends (if, as and when declared by the board of directors), voting powers (one vote per Common Share) and participation in assets upon dissolution, liquidation or winding-up. No Common Shares have been issued subject to call or assessment. Our Common Shares contain no pre-emptive or conversion rights and have no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds. Provisions as to the modification, amendment or variation of such rights or provisions are contained in our articles and by-laws and in the CBCA.

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement dated July 29, 2015 between the Company and the Underwriters, the Company has agreed to sell and the Underwriters have agreed to purchase on the Closing Date, the Offered Shares at the Offering Price, payable in cash to the Company, against delivery of the certificates or evidence of registration representing the Offered Shares, subject to compliance with all necessary legal requirements and to the conditions contained in the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion upon the occurrence of certain stated events as set out in the Underwriting Agreement. The Underwriters are, however, obligated to take up and pay for all of the securities if any of the securities are purchased under the Underwriting Agreement.

The Company has also granted to the Underwriters the Over-Allotment Option, exercisable in whole or in part in the sole discretion of the Underwriters at any time until the date which is 30 days following the Closing Date, to purchase up to 375,000 Over-Allotment Shares at a price of US$8.00 per Over-Allotment Share, if any, and for market stabilization purposes. This short form prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares upon exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the total price to the public, the maximum Underwriters’ Fee and the net proceeds to the Company (before deducting expenses of the Offering), will be US$23,000,000, US$1,150,000 and US$21,850,000, respectively.

The Offering Price was determined by negotiation between the Company and the Underwriters in accordance with the policies of the TSX.

The Company has agreed to indemnify the Underwriters, and certain of their related parties, insofar as any losses, claims, damages, liabilities, costs and expenses caused by or arising directly or indirectly by reason of the transactions contemplated in the Underwriting Agreement, provided however that the Company shall not be required to indemnify any such person for any losses, claims, damages, liabilities, costs or expenses which have resulted from the gross negligence, fraud or wilful misconduct.

Pursuant to the terms of the Underwriting Agreement, the Company has agreed to pay the Underwriters’ Fee (5% of the gross proceeds of the Offering except in connection with sales to certain specified purchasers as agreed upon by the Company and the Lead Underwriters, in which case the fee in respect of such sales will be 3% of the gross proceeds of such sales) in consideration for the services rendered in connection with the Offering. The Company has agreed to reimburse the Underwriters for reasonable fees and expenses, including legal and certain out-of-pocket expenses incurred in connection with the Offering not to exceed C$300,000 plus applicable taxes and disbursements. The Underwriters will not receive any other fee or commission from the Company in connection with the completion of the Offering.

The Company has agreed for a period of 90 days following the Closing Date not to issue, authorize or agree to issue or approve for issuance any Common Shares of the Company or any securities convertible or exchangeable for or exercisable to acquire Common Shares of the Company, subject to certain limited exceptions. In addition, the Company has agreed to cause each of its directors and senior officers to enter into lock-up agreements with Cormark Securities Inc. evidencing their agreement not to offer, sell or resell any Common Shares or financial instruments or securities convertible into or exercisable or exchangeable for Common Shares held by them or agree to or announce any such offer or sale for a period of 90 days following the Closing Date, subject to certain limited exceptions.

It is expected that the Company will arrange for an instant deposit of the Common Shares to or for the account of the Underwriters with CDS or its nominee on the Closing Date, against payment of the aggregate purchase price for the Common Shares. A Purchaser of Common Shares will receive only a customer confirmation from the registered dealer, which is a CDS participant, and from or through which the Common Shares are purchased.

Brean Capital, LLC is not registered as a dealer in any Canadian jurisdiction and, accordingly, will only sell Common Shares into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Common Shares in Canada.

We have applied to list the securities distributed under this short form prospectus on the TSX and the NASDAQ. The TSX has conditionally approved the listing of the securities being distributed pursuant to this short form prospectus on the TSX. Listing will be subject to Cardiome fulfilling all the listing requirements of the TSX and the NASDAQ, respectively. The TSX listing requirements must be fulfilled on or before October 27, 2015.

Pursuant to policy statements of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares. The policy statements allow certain exceptions to the foregoing prohibitions. The Underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of the Investment Industry Regulatory Organization of Canada, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the offering price of the Offered Shares may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by those Underwriters who sell their proportionate share of the Offered Shares at a reduced price will be decreased by the amount that the aggregate price paid by purchasers for such Offered Shares is less than the price paid by the applicable Underwriters to the Company. Notwithstanding any reduction by the Underwriters in the offering price of the Offered Shares, the Company will still receive net proceeds of C$7.60 per Offered Share after payment of the maximum Underwriters’ Fee.

Subscriptions for the Offered Shares will be received, subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, and Stikeman Elliott LLP, counsel to the Underwriters, the following is, as of the date of this short form prospectus, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to an investor who acquires Offered Shares pursuant to the Offering and who, for the purposes of the Tax Act and at all relevant times, deals at arm’s length with the Company and the Underwriters, is not affiliated with the Company or the Underwriters, and who acquires and holds the Offered Shares as capital property (a “Holder”). Generally, the Offered Shares will be considered to be capital property to a Holder thereof provided that the Holder does not use the Offered Shares in the course of carrying on a business of trading or dealing in securities and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii), an interest in which would be a “tax shelter investment” as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act; or (v) that has or will enter into a “derivative forward agreement”, as that term is defined in the Tax Act, with respect to the Offered Shares. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors with respect to the consequences of acquiring Offered Shares.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof and counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Holders should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

Subject to certain exceptions that are not discussed herein, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Offered Shares, including dividends, adjusted cost base and proceeds of dispositions must be determined in Canadian dollars based on the rate of exchange quoted by the Bank of Canada at noon on the particular date the particular amount arose or such other rate of exchange as acceptable to the CRA.

Resident Holders

The following section of this summary applies to Holders who, for the purposes of the Tax Act and at all relevant times, are or are deemed to be resident in Canada (“Resident Holders”). Certain Resident Holders whose Offered Shares might not constitute capital property may make, in certain circumstances, an irrevocable election permitted by subsection 39(4) of the Tax Act to deem the Offered Shares, and every other “Canadian security” as defined in the Tax Act, held by such persons, in the taxation year of the election and each subsequent taxation year to be capital property. Resident Holders should consult their own tax advisors regarding this election.

Dividends

Dividends received or deemed to be received on the Offered Shares will be included in computing a Resident Holder’s income. In the case of an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of “taxable dividends” received from “taxable Canadian corporations” (as defined in the Tax Act). An enhanced dividend tax credit will be available to individuals in respect of “eligible dividends” designated by the Company to the Resident Holder in accordance with the provisions of the Tax Act.

Dividends received or deemed to be received by a corporation that is a Resident Holder on the Offered Shares must be included in computing its income but generally will be deductible in computing its taxable income. A Resident Holder that is a “private corporation” (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) generally will be liable to pay a 33  1⁄3% refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares to the extent such dividends are deductible in computing taxable income. This refundable tax generally will be refunded to a corporate Resident Holder at the rate of C$1.00 for C$3.00 of taxable dividends paid while it is a private corporation.

Dispositions of Shares

Upon a disposition (or a deemed disposition) of an Offered Share, a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such security, as applicable, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such security, as applicable, to the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Resident Holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following taxation year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of Offered Shares by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstance specified by the Tax Act. Similar rules may apply where a corporation is directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns Offered Shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) also may be liable to pay an additional refundable tax of 6 2⁄3% on its “aggregate investment income” for the year which will include taxable capital gains. This refundable tax generally will be refunded to a corporate Resident Holder at the rate of $1.00 for $3.00 of taxable dividends paid while it is a private corporation.

Minimum Tax

Capital gains realized and taxable dividends received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act. Resident Holders should consult their own advisors with respect to the application of minimum tax.

Non-Resident Holders

The following section of this summary is generally applicable to Holders (“Non-Resident Holders”) who (i) for the purposes of the Tax Act, have not been and will not be resident in Canada or deemed to be resident in Canada at any time while they hold the Offered Shares; and (ii) do not use or hold the Offered Shares in carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Holders should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company are subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend unless such rate is reduced by the terms of an applicable tax treaty. Under the Canada-United States Income Tax Convention (1980) (the “Treaty”) as amended, the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the U.S. for purposes of the Treaty and entitled to benefits under the Treaty (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Company’s voting shares). Non-Resident Holders should consult their own tax advisors.

Dispositions of Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of an Offered Share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Offered Share constitutes “taxable Canadian property” to the Non-Resident Holder thereof for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

Provided the Offered Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which includes the TSX and NASDAQ), at the time of disposition, the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60 month period immediately preceding the disposition the following two conditions were met concurrently: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, partnerships in which the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length holds a membership interest (either directly or indirectly through one or more partnerships), or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Offered Shares of the Company was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or an option, an interest or right in such property, whether or not such property exists. Notwithstanding the foregoing, an Offered Share may otherwise be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act.

A Non-Resident Holder’s capital gain (or capital loss) in respect of Offered Shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Tax Act) will generally be computed in the manner described above under the subheading “Resident Holders – Dispositions of Shares”.

Non-Resident Holders whose Offered Shares are taxable Canadian property should consult their own tax advisors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of the acquisition, ownership and disposition of Offered Shares acquired pursuant to this prospectus. This summary addresses only holders who acquire and hold the Offered Shares as “capital assets” (generally, assets held for investment purposes).

The following summary does not purport to address all U.S. federal income tax consequences that may be relevant to a U.S. Holder as a result of the acquisition, ownership and disposition of the Offered Shares acquired pursuant to this prospectus, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules (including, but not limited to, tax-exempt organizations (including private foundations), banks or other financial institutions, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, U.S. expatriates, holders subject to the alternative minimum tax, partnerships and other pass-through entities and investors in such entities, persons that own or are treated as owning (or owned or are treated as having owned) 5% or more of our voting shares, controlled foreign corporations, passive foreign investment companies, persons that hold an Offered Share as part of a straddle, hedge, conversion or constructive sale transaction or other integrated transaction, and U.S. Holders whose functional currency is not the U.S. dollar).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated under the Code, administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. This summary does not describe any state, local or non-U.S. tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., estate or gift tax or the Medicare contribution tax). U.S. Holders should consult their own tax advisers regarding such matters.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of Offered Shares acquired pursuant to this prospectus. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

As used in this summary, a “U.S. Holder” is a beneficial owner of Offered Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (B) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) may depend on both the partnership’s and the partner’s status and the activities of the partnership. Partnerships (or other entities or arrangements classified as a partnership for U.S. federal income tax purposes) that are beneficial owners of Offered Shares, and their partners and other owners, should consult their own tax advisers regarding the tax consequences of the acquisition, ownership and disposition of Offered Shares acquired pursuant to this prospectus.

Taxation of Offered Shares

Distributions on Offered Shares

We have never declared or paid any dividends on our Common Shares and do not intend to pay dividends in the foreseeable future. However, in the event that we do make a distribution with respect to Offered Shares, subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any such distribution made to a U.S. Holder (including amounts withheld to pay Canadian withholding taxes) will generally constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent the amount of such distribution exceeds our current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Holder’s tax basis in such Offered Shares and thereafter will be treated as gain from the sale or exchange of such Offered Shares. Each U.S. Holder should consult its own tax adviser regarding the tax treatment of any distribution.

The amount of any dividend paid to a U.S. Holder in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will be includible in income in a U.S. dollar value amount by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date of receipt of such dividend by the U.S. Holder, regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars. A U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars so received are converted into U.S. dollars on the date of receipt, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss generally will be treated as U.S. source ordinary income or loss.

Provided that we are not treated as a PFIC in the current or prior taxable year, discussed below we believe that we are considered to be a “qualified foreign corporation” and therefore, distributions treated as dividends and received by, certain non-corporate U.S. Holders will be taxed at preferential rates provided applicable holding and no-hedging requirements are satisfied. Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Distributions on Offered Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income.” A U.S. Holder may be eligible to elect to claim a U.S. foreign tax credit against its U.S. federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the Offered Shares. A U.S. Holder that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all non-U.S. income taxes paid or accrued in such taxable year. The rules relating to U.S. foreign tax credits are complex, and each U.S. Holder should consult its own tax adviser regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of Offered Shares

A U.S. Holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of Offered Shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Offered Shares exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Holders) or loss if, on the date of the sale, exchange or other taxable disposition, the Offered Shares have been held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is “passive income” under the PFIC rules or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains, but an exception is provided under U.S. Treasury regulations under which certain “active royalty income” is not considered passive income for purposes of determining whether a non-U.S. corporation is a PFIC. For purposes of determining if the non-U.S. corporation is a PFIC, if the non-U.S. corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it holds directly its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation. If a corporation is treated as a PFIC with respect to a U.S. Holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.

The determination as to whether a non-U.S. corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the income, expenses and assets of the non-U.S. corporation from time to time and the nature of the activities performed by its officers and employees. In particular, our PFIC status for any taxable year may depend upon the extent to which licensing revenue from our products is considered “active royalty income,” an analysis that raises the uncertainties described above.

We do not believe that we were classified as a PFIC for the 2014 taxable year and, based on current business plans and financial expectations, we do not expect to be classified as a PFIC for the current taxable year or in future taxable years. However, our actual PFIC status for the current or any future taxable year is uncertain and cannot be determined until after the end of such taxable year.

If we are classified as a PFIC, a U.S. Holder that does not make any of the elections described below would be required to report any gain on the disposition of Offered Shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any “Excess Distribution” (as defined below) received in respect of Offered Shares as if such items had been earned ratably over each day in the U.S. Holder’s holding period (or a portion thereof) for the Offered Shares. The amounts allocated to the taxable year during which the gain is realized or distribution is made, and to any taxable years in such U.S. Holder’s holding period that are before the first taxable year in which we were treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder’s gross income as ordinary income for the taxable year of the gain or distribution. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized or distribution is made at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations and use of Offered Shares as security for a loan may be treated as a taxable disposition of the Offered Shares. An “Excess Distribution” is the amount by which distributions during a taxable year in respect of an Offered Share exceed 125% of the average amount of distributions in respect thereof during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for the Offered Shares).

Certain additional adverse tax rules will apply to a U.S. Holder for any taxable year in which we are treated as a PFIC with respect to such U.S. Holder and any of our subsidiaries is also treated as a PFIC (a “Subsidiary PFIC”). In such a case, the U.S. Holder will generally be deemed to own its proportionate interest (by value) in any Subsidiary PFIC and be subject to the PFIC rules described above with respect to the Subsidiary PFIC regardless of such U.S. Holder’s percentage ownership in the Company.

The adverse tax consequences described above may be mitigated if a U.S. Holder makes a timely “qualified electing fund” election (a “QEF election”) with respect to its interest in the PFIC. Consequently, if we are classified as a PFIC, it would likely be advantageous for a U.S. Holder to elect to treat the Company as a “qualified electing fund” (a “QEF”) with respect to such U.S. Holder in the first year in which it holds Common Shares. If a U.S. Holder makes a timely QEF election with respect to us, the electing U.S. Holder would be required in each taxable year that we are considered a PFIC to include in gross income (i) as ordinary income, the U.S. Holder’s pro rata share of the ordinary earnings of the Company and (ii) as capital gain, the U.S. Holder’s pro rata share of the net capital gain (if any) of the Company, whether or not the ordinary earnings or net capital gain are distributed. An electing U.S. Holder’s basis in Offered Shares will be increased to reflect the amount of any taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Offered Shares and will not be taxed again as distributions to the U.S. Holder.

A QEF election made with respect to the Company will not apply to any Subsidiary PFIC; a QEF election must be made separately for each Subsidiary PFIC (in which case the treatment described above would apply to such Subsidiary PFIC). If a U.S. Holder makes a timely QEF election with respect to a Subsidiary PFIC, it would be required in each taxable year to include in gross income its pro rata share of the ordinary earnings and net capital gain of such Subsidiary PFIC, but may not receive a distribution of such income. Such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge (which would not be deductible if the U.S. Holder were an individual).

Alternatively, if we were to be classified as a PFIC, a U.S. Holder could also avoid certain of the rules described above by making a mark-to-market election (instead of a QEF election), provided the Offered Shares are treated as regularly traded on a qualified exchange or other market within the meaning of the applicable Treasury regulations. However, a U.S. Holder will not be permitted to make a mark-to-market election with respect to a Subsidiary PFIC. U.S. Holders should consult their own tax advisers regarding the potential availability and consequences of a mark-to-market election, as well as the availability and advisability of making a protective QEF election in case we or any of our subsidiaries are classified as a PFIC in any taxable year.

If we determine that the Company, and any subsidiary in which the Company owns, directly or indirectly, 50% or more of such subsidiary’s total aggregate voting power, is likely a PFIC in any taxable year, we intend to make available to U.S. Holders, upon request and in accordance with applicable procedures, a “PFIC Annual Information Statement” with respect to the Company and any such subsidiary for such taxable year. The “PFIC Annual Information Statement” may be used by U.S. Holders for purposes of complying with the reporting requirements applicable to a QEF election with respect to the Company and any Subsidiary PFIC.

During any taxable year in which the Company or any of its subsidiaries is treated as a PFIC with respect to a U.S. Holder, that U.S. Holder must file IRS Form 8621. U.S. Holders should consult their own tax advisers concerning annual filing requirements.

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information relating to an interest in Offered Shares, subject to certain exceptions (including an exception for Offered Shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in Offered Shares. U.S. Holders should consult their own tax advisers regarding information reporting requirements relating to their ownership of Offered Shares.

LEGAL MATTERS

The matters referred to under “Eligibility for Investment”, “Certain Canadian Federal Income Tax Considerations” and certain legal matters relating to the Offering to be distributed pursuant to this short form prospectus will be passed upon on behalf of the Company by Blake, Cassels & Graydon LLP and on behalf of the Underwriters by Stikeman Elliott LLP. Certain U.S. legal matters relating to the Offering will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP on behalf of the Company and Paul, Weiss, Rifkind, Wharton & Garrison LLP on behalf of the Underwriters. As at the date hereof, the partners and associates of Blake, Cassels & Graydon LLP and Stikeman Elliott LLP, collectively beneficially own, or control or direct, directly or indirectly, less than 1% of the outstanding Common Shares of the Company.

INTERESTS OF EXPERTS

The Company’s consolidated financial statements as at and for the years ended December 31, 2014 and 2013, which are incorporated by reference into this short form prospectus, were audited by KPMG LLP, an independent registered public accounting firm, as indicated in their report dated March 13, 2015 (July 27, 2015 as to the effects of the material weakness described in Management’s Annual Report on Internal Control Over Financial Reporting (revised)). KPMG LLP advised that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia and are also independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares in Canada is Computershare Investor Services Inc. at 510 Burrard Street, 2nd Floor, Vancouver, British Columbia, Canada, V6C 3B9 and 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1 and, in the United States is Computershare Trust Company, N.A. located at 800 – 350 Indiana Street, Golden, Colorado 80401.

The auditors of the Company are KPMG LLP, at 900 – 777 Dunsmuir Street, P.O. Box 10426 Pacific Centre, Vancouver, British Columbia, Canada, V7Y 1K3.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification.

Our directors and officers are entitled to indemnification in the following circumstances:

(a) Under the Canada Business Corporations Act, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the corporation as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The corporation may advance moneys to a director, officer or other individual for the costs, charges, and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

(b) Our bylaws provide that we will indemnify any of our directors, former directors, officers, and former officers and other parties specified by the bylaws against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer.

(c) We have entered into indemnity agreements (“Indemnity Agreements”) with certain of our officers and directors, pursuant to which we are obligated to indemnify and hold harmless such persons against all costs, charges, and expenses, including any amounts paid to settle actions or satisfy judgments, reasonably incurred by them in respect of any civil, criminal, administrative, investigative, or other proceeding to which they are made a party by reason of being or having been an officer or director. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to our best interests, and, in the case of criminal or administrative actions or proceedings enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Under these Indemnity Agreements, we may advance to the indemnified parties the expenses incurred in defending any such actions or proceedings, but if the director or officer does not meet the conditions to qualify for indemnification, such amounts shall be repaid.

As permitted by the Canada Business Corporations Act, we have purchased directors’ and officers’ liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

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Exhibits

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description

3.1	Underwriting Agreement (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on July 29, 2015 (File No. 000-29338)).

4.1

Annual Information Form for the year ended December 31, 2014, dated March 27, 2015 (incorporated by reference to Exhibit 1.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 27, 2015 (file No. 000-29338)).

4.2

Audited consolidated financial statements as at and for the fiscal year ended December 31, 2014, together with the notes thereto and the auditor’s report thereon (incorporated by reference to Exhibit 1.2 to our amended Annual Report on form 40-F/A for the fiscal year ended December 31, 2014 filed with the SEC on July 28, 2015 (file No. 000-29338)).

4.3

Amended management’s discussion and analysis of the financial condition and results of operations for the fiscal year ended December 31, 2014 (incorporated by reference to Exhibit 1.3 to our amended Annual Report on form 40-F/A for the fiscal year ended December 31, 2014 filed with the SEC on July 28, 2015 (file No. 000-29338)).

4.4

Unaudited interim consolidated financial statements as at and for the three and six months ended June 30, 2015, together with the notes thereto (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on August 5, 2015 (File No. 000-29338)).

4.5

Management’s discussion and analysis of the financial condition and results of operations for the three and six months ended June 30, 2015 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on August 5, 2015 (File No. 000-29338)).

4.6

Management information circular dated May 12, 2015, relating to the annual meeting of the shareholders held on June 22, 2015 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on May 28, 2015 (File No. 000-29338)).

4.7

Material change report dated March 12, 2015, with respect to the financial results for our fourth quarter and year ended December 31, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on August 6, 2015 (File No. 000-29338)).

4.8

Material change report dated May 13, 2015, with respect to the financial results for our first quarter ended March 31, 2015 (incorporated by reference to Exhibit 99.3 to our Report on Form 6-K filed with the SEC on May 13, 2015 (File No. 000-29338)).

4.9

Material change report dated June 29, 2015, with respect to a license agreement with SteadyMed Ltd. for the commercialization rights to Trevyent® outside the United States (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on July 9, 2015 (File No. 000-29338)).

4.10

Material Change Report dated August 4, 2015, with respect to the offering (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on August 5, 2015 (File No. 000-29338)).

4.11

Material Change Report dated August 5, 2015, with respect to the financial results for our second quarter ended June 30, 2015 (incorporated by reference to Exhibit 99.3 to our Report on Form 6-K filed with the SEC on August 5, 2015 (File No. 000-29338)).

5.1	Consent of KPMG LLP.

5.2**	Consent of Blake, Cassels & Graydon LLP.

5.3**	Consent of Stikeman Elliott LLP.

6.1**	Powers of Attorney (included in Part III of the original filing of this Registration Statement on Form F-10).

**	Previously filed.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process.

The Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the Registrant’s agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia on August 6, 2015.

CARDIOME PHARMA CORP.

By:	/s/ William Hunter
Name:	William Hunter
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on August 6, 2015.

Signature	Title

/s/ William Hunter	William Hunter
Director and Chief Executive Officer
(Principal Executive Officer)

/s/ Jennifer Archibald	Jennifer Archibald
Chief Financial Officer
(Principal Financial and Accounting Officer)

*	W. James O’Shea
Director, Chairman of the Board of Directors

*	Mark H. Corrigan
Director

*	Harold H. Shlevin
Director

*	Arthur H. Willms
Director

*	Richard M. Glickman
Director

*By:	/s/ Jennifer Archibald
Jennifer Archibald Attorney-in-Fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on August 6, 2015.

CARDIOME, INC.
(Authorized Representative)

By:	/s/ Jennifer Archibald
Name:	Jennifer Archibald
Title:	Director

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Underwriting Agreement (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on July 29, 2015 (File No. 000-29338).

4.1

Annual Information Form for the year ended December 31, 2014, dated March 27, 2015 (incorporated by reference to Exhibit 1.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 27, 2015 (file No. 000-29338)).

4.2

Audited consolidated financial statements as at and for the fiscal year ended December 31, 2014, together with the notes thereto and the auditor’s report thereon (incorporated by reference to Exhibit 1.2 to our amended Annual Report on form 40-F/A for the fiscal year ended December 31, 2014 filed with the SEC on July 28, 2015 (file No. 000-29338)).

4.3

Amended management’s discussion and analysis of the financial condition and results of operations for the fiscal year ended December 31, 2014 (incorporated by reference to Exhibit 1.3 to our amended Annual Report on form 40-F/A for the fiscal year ended December 31, 2014 filed with the SEC on July 28, 2015 (file No. 000-29338)).

4.4

Unaudited interim consolidated financial statements as at and for the three and six months ended June 30, 2015, together with the notes thereto (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on August 5, 2015 (File No. 000-29338)).

4.5

Management’s discussion and analysis of the financial condition and results of operations for the three and six months ended June 30, 2015 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on August 5, 2015 (File No. 000-29338)).

4.6

Management information circular dated May 12, 2015, relating to the annual meeting of the shareholders held on June 22, 2015 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on May 28, 2015 (File No. 000-29338)).

4.7

Material change report dated March 12, 2015, with respect to the financial results for our fourth quarter and year ended December 31, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on August 6, 2015 (File No. 000-29338)).

4.8

Material change report dated May 13, 2015, with respect to the financial results for our first quarter ended March 31, 2015 (incorporated by reference to Exhibit 99.3 to our Report on Form 6-K filed with the SEC on May 13, 2015 (File No. 000-29338)).

4.9

Material change report dated June 29, 2015, with respect to a license agreement with SteadyMed Ltd. for the commercialization rights to Trevyent® outside the United States (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on July 9, 2015 (File No. 000-29338)).

4.10

Material Change Report dated August 4, 2015 with respect to the offering (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on August 5, 2015 (File No. 000-29338)).

4.11

Material Change Report dated August 5, 2015, with respect to the financial results for our second quarter ended June 30, 2015 (incorporated by reference to Exhibit 99.3 to our Report on Form 6-K filed with the SEC on August 5, 2015 (File No. 000-29338)).

5.1	Consent of KPMG LLP.

5.2**	Consent of Blake, Cassels & Graydon LLP.

5.3**	Consent of Stikeman Elliott LLP.

6.1**	Powers of Attorney (included in Part III of the original filing of this Registration Statement on Form F-10).

**	Previously filed.

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